EXHIBIT 2.1

STRICTLY CONFIDENTIAL	Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WW International, Inc.

Well Holdings, INC.

Weekend Health, Inc.

and

THE EQUITYHOLDERS’ REPRESENTATIVE NAMED HEREIN

Dated as of March 4, 2023

-i-

4.25	Interested Party Transactions	53
4.26	Brokers and Other Advisors	53
4.27	Financial Assistance	53
Article V REPRESENTATIONS AND WARRANTIES OF Parent and Merger Sub		53
5.1	Organization, Standing and Power	53
5.2	Authorization	54
5.3	Noncontravention	54
5.4	Governmental Approvals	54
5.5	Available Funds	55
5.6	Brokers and Other Advisors	55
5.7	Reports	55
5.8	Capitalization	55
5.9	Legal Proceedings; Orders	56
5.10	Merger Sub	56
Article VI COVENANTS		56
6.1	Conduct of the Business Pending the Closing	56
6.2	Access to Information	59
6.3	Conditions	59
6.4	Third Party Consents	60
6.5	Regulatory Approvals	60
6.6	D&O Indemnification Matters	61
6.7	Publicity; Confidentiality	62
6.8	Exclusivity	63
6.9	Resignation of Directors	64
6.10	Closing Agreements	64
6.11	Termination of Affiliate Agreements and Other Agreements	64
6.12	Tax Matters	64
6.13	280G Stockholder Approval	65
6.14	Requisite Stockholder Approval	65
6.15	R&W Insurance Policy	66
6.16	Option Release Agreements	66
6.17	Amendment to the Company Charter	66
6.18	Audited Financials	66
6.19	Managed PC Funds	66
6.20	Company 401(k) Plan	66
Article VII CONDITIONS TO CLOSING		67
7.1	Conditions Precedent to Obligations of the Company, Parent and Merger Sub	67
7.2	Conditions Precedent to Obligations of the Parent and Merger Sub	67
7.3	Conditions Precedent to Obligations of the Company	68
Article VIII TERMINATION		69
8.1	Termination of Agreement	69
8.2	Effect of Termination	71
Article IX SURVIVAL		71
9.1	No Survival	71

-ii-

Article X MISCELLANEOUS		71
10.1	Remedies	71
10.2	Expenses	71
10.3	Entire Agreement; Amendments and Waivers	72
10.4	Governing Law	72
10.5	Waiver of Jury Trial	72
10.6	Notices	73
10.7	Severability	74
10.8	Binding Effect; Assignment	74
10.9	Equityholders’ Representative Confidentiality	75
10.10	Non-Recourse	75
10.11	Released Claims	76
10.12	Further Assurances	78
10.13	Counterparts; Delivery by E-mail	78
10.14	Waiver of Conflicts; Privileged Information	78

-iii-

ANNEXES, EXHIBITS AND SCHEDULES

Exhibit A	–	Illustrative Example Calculations of Company Capital Stock Merger Consideration
Exhibit B	–	Net Working Capital
Exhibit C	–	Form of Company Optionholder Participation Agreement
Exhibit D	–	Amendment to Company Charter

Company Disclosure Schedule

Parent Disclosure Schedule

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 4, 2023, by and among (i) WW International, Inc., a Virginia corporation (“Parent”), (ii) Well Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), (iii) Weekend Health, Inc., a Delaware corporation (the “Company”) and (iv) Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as agent and attorney-in-fact for the Company Equityholders (as hereinafter defined) (the “Equityholders’ Representative”, and collectively with Parent, Merger Sub and the Company, the “parties”).

WITNESSETH:

WHEREAS, Parent, Merger Sub and the Company desire to effect a merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s execution of this Agreement, certain specified Company Stockholders have executed and delivered to Parent a support agreement in a form previously agreed by Parent (the “Support Agreements”), pursuant to which, among other things, such Company Stockholders are agreeing to vote all shares of Company Capital Stock held by them (or execute one or more written consents with respect to such shares of Company Capital Stock) in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s execution of this Agreement, the Key Employees (as hereinafter defined) have executed and delivered to Parent employment documentation in a form previously agreed by both Parent and the Key Employees that shall become effective contingent upon the Effective Time (each an “Employment Agreement” and collectively, the “Employment Agreements”);

WHEREAS, the board of directors of the Company (i) has determined that it is in the best interests of the Company and its stockholders, and has declared it advisable, to enter into this Agreement, (ii) has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by its stockholders;

WHEREAS, (i) the board of directors or equivalent governing body of Parent and the board of directors of Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (ii) the board of directors of Merger Sub (x) has determined that it is in the best interests of Merger Sub and its sole stockholder, and has declared it advisable, to enter into this Agreement, and (y) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by its sole stockholder;

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the transactions contemplated hereby, including the Merger, immediately following the execution and delivery of this Agreement by the parties; and

WHEREAS, no later than twenty-four (24) hours following the execution and delivery of this Agreement by the parties hereto (A) this Agreement shall be adopted, and the transactions contemplated hereby shall be approved, by the written consent of the Company Stockholders holding (i) a majority of the total issued and outstanding shares of Company Capital Stock (voting together as a single class on an As-Converted Basis), (ii) a majority of the total issued and outstanding shares of Company Common Stock (voting as a separate class), and (iii) a majority of the issued and outstanding shares of Company Preferred Stock (voting together as a single class on an As-Converted Basis), and in each case of the foregoing clauses (i) through (iii), entitled to vote on the adoption of this Agreement and approval of the transactions contemplated hereby, all in accordance with Section 228 and Section 251 of the DGCL, the Company Charter, the Voting Agreement and the Company Bylaws (the “Requisite Stockholder Approval”) and (B) evidence of the Requisite Stockholder Approval shall be delivered to Parent.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
CERTAIN DEFINITIONS

1.1 Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“280G Stockholder Approval” has the meaning specified in Section 6.13.

“Accredited Investor” has the meaning specified in Section 3.8(b).

“Acquisition Proposal” has the meaning specified in Section 6.8.

“Action” means any legal, judicial, administrative or arbitral actions, cause of action, claims (including any cross-claim or counterclaim), suits, charge, demand, litigation, order, mediation, complaint, hearing, dispute resolution, process, audit, inquiry, criminal prosecution, investigations, audits or proceedings (public or private) by or before a Governmental Authority (including any civil, commercial, criminal, administrative, investigative, informal or appellate).

“Additional Company Option Merger Consideration” has the meaning specified in Section 3.1(b).

“Additional Merger Consideration” has the meaning specified in Section 3.4(f)(i).

“Advisory Group” has the meaning specified in Section 3.7(a)(ii).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.25.

“Affiliated Party” has the meaning specified in Section 4.25.

“Aggregate Exercise Price” means the aggregate exercise price of all Vested Company Options that are outstanding immediately prior to the Effective Time and after any acceleration affected by the board of directors of the Company effective as of the Closing.

“Aggregate Option Release Amount” has the meaning specified in Section 6.16.

“Aggregate Parent Common Stock Consideration” means a number of shares of Parent Common Stock equal to (i) the lesser of (x) $35,000,000 and (y) the Estimated Closing Merger Consideration, divided by (ii) the Parent Common Stock Value.

“Agreement” has the meaning specified in the Preamble.

“Allocation Schedule” means a written schedule in a form previously agreed between Parent and the Company setting forth (x) each Company Equityholder’s Per Share Portion, (y) a detailed allocation (including with respect to the allocation of cash consideration and Parent Common Stock consideration), on a holder-by-holder basis, of the portion of the Estimated Closing Merger Consideration, the Additional Merger Consideration (if any), the First Anniversary Merger Consideration or the Second Anniversary Merger Consideration, as the case may be, that is payable to (i) each Company Stockholder in respect of the shares of Company Capital Stock (other than Specified Shares) held by such Company Stockholder immediately prior to the Effective Time and (ii) each Company Optionholder in respect of the Company Options held by such Company Optionholder immediately prior to the Effective Time, and (z) the names and email addresses of each Company Equityholder.

“Anti-Corruption Laws” has the meaning specified in Section 4.10(b).

“As-Converted Basis” means, at the applicable time, a basis assuming that all outstanding shares of Company Preferred Stock have been converted into shares of Company Common Stock pursuant to the terms of the Company Charter in effect at such time.

“Balance Sheet Date” has the meaning specified in Section 4.7(c).

“Bankruptcy and Equity Exception” has the meaning specified in Section 4.2(a).

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other stock purchase, stock option, restricted stock, stock-based, phantom equity, severance, retention, retirement, supplemental retirement, pension, savings, profit sharing, termination, employment, individual consulting, change of control, bonus, incentive, deferred compensation, profit-sharing, employee loan, fringe benefit, medical, dental, life, vision, vacation, sick pay and other benefit or compensatory plan, arrangement, agreement, program, policy, practice or undertaking, whether formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, (i) sponsored, maintained or contributed to (or required to be contributed to) by any WH Entity, (ii) in which Employees participate, or (iii) under which any WH Entity has, could reasonably be expected to have, or will have, any Liability and pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any Employees or other individuals providing, or who have provided, services to any WH Entity.

“Business” means the business, activities, and operations conducted by the Company and/or the Managed PCs, including a comprehensive weight management program which (i) may use anti-obesity medications combined with a technology-powered care platform, (ii) incorporates the provision of health care insurance coordination services and/or nutrition plans and (iii) provides access to clinicians, dietitians, fitness coaches and care coordinators.

“Business Day” means any day of the year on which national banking institutions in New York City and San Francisco, California are open to the public for conducting business and are not required or authorized to be closed under applicable Law.

“CARES Act” has the meaning specified in the definition of COVID-19 Relief Laws.

“Cash on Hand” means, without duplication, with respect to the Company, all cash and cash equivalents held by the WH Entities as of the Measurement Time determined in accordance with GAAP; provided, that Cash on Hand shall be calculated net of (i) uncleared checks, wire transfers in transit, deposits in transit and drafts issued by any WH Entity as of the Measurement Time and (ii) Excluded Cash.

“Cash Portion” means a fraction (i) the numerator of which is the Per Share Company Capital Stock Cash Consideration and (ii) the denominator of which is the Per Share Estimated Closing Merger Consideration.

“Cash Target” means $26,000,000.

“Charter Amendment” has the meaning specified in Section 6.17.

“Certificate” means each certificate which, immediately prior to the Effective Time, represented shares of Company Capital Stock.

“Certificate of Merger” has the meaning specified in Section 2.3.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the WH Entities immediately prior to the Closing.

“Closing Statement” has the meaning specified in Section 3.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications” has the meaning specified in Section 10.14(b).

“Company” has the meaning specified in the Preamble.

“Company Bylaws” means the bylaws of the Company, as amended from time to time.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capital Stock Closing Cash Consideration” means the aggregate amount of the Estimated Closing Merger Consideration that is payable in cash at the Closing pursuant to Section 3.1(a).

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company, including, for the avoidance of doubt, Company Restricted Stock.

“Company Confidential Information” means all trade secrets and all other information, knowledge, ideas or data relating to the WH Entities, proprietary or confidential, including, but not limited to, any customer, vendor or partnership lists, customer data or information, prospective customer names, business strategies, models and techniques, management and marketing plans, financial statements, financial information and projections, know-how, pricing policies, pricing information and pricing methodologies, operational methods, methods of doing business, compensation, technical processes, formulae and algorithms, research and development, designs and design projects, inventions, hardware, software programs, files, software, code, reports, documents, manuals, forms, business plans and projects or prospective projects pertaining to the WH Entities and including any information of others that any WH Entity has agreed to keep confidential.

“Company Disclosure Schedule” has the meaning specified in the Preamble of Article IV.

“Company Documents” has the meaning specified in Section 4.2(a).

“Company Equityholders” means the Company Stockholders and the Company Optionholders.

“Company Fundamental Representations” means the representations and warranties set forth in any of Sections 4.1(a), 4.2, 4.5(a) through 4.5(d) and 4.26.

“Company Material Adverse Effect” means any effect, event, change, development, occurrence or circumstance (collectively, “Effects”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the assets, business, results of operations or condition (financial or otherwise) of the WH Entities, taken as a whole; provided, however, that no Effects arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect pursuant to this clause (i): (A) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States; (B) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature; (C) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) any change after the date hereof in Laws or GAAP or other applicable accounting rules, in each case, applicable to the WH Entities; (E) any epidemics, pandemics, disease outbreaks, or other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), (F) the execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby (provided, that this clause (F) shall be disregarded for purposes of (x) the representations and warranties set forth in Sections 4.3, 4.4, 4.10(d), 4.12(g), 4.14(f) and 4.26 and the condition set forth in Section 7.2(a) solely as it relates to such representations and warranties and (y) the covenants and agreements set forth in Section 6.1(a) and the condition set forth in Section 7.2(b) solely as it relates to such covenants and agreements); and (G) any failure by the WH Entities to meet any projections, forecasts or estimates in and of itself (provided, however, that any Effects that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (G)); provided, further, that in the case of clauses (A), (B), (C), (D) and (E) any such Effect may be taken into account in determining whether there has been a Company Material Adverse Effect solely to the extent such Effect affects the WH Entities in a disproportionate manner relative to other participants in the industries in which the WH Entities operate and/or (ii) the ability of the Company to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement.

“Company Option Closing Cash Consideration” means the amount of the Company Option Closing Consideration that is payable in cash at the Closing pursuant to Section 3.1(b).

“Company Option Closing Consideration” has the meaning specified in Section 3.1(b).

“Company Option Merger Consideration” has the meaning specified in Section 3.1(b).

“Company Optionholder” means those Persons holding outstanding Company Options immediately prior to the Effective Time.

“Company Optionholder Participation Agreement” has the meaning specified in Section 3.1(b).

“Company Options” means all options to acquire Company Common Stock granted under the Company Stock Option Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock and the Company Series A-2 Preferred Stock.

“Company Restricted Stock” means shares of restricted Company Common Stock granted under the Company Stock Option Plan.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.00001 per share, of the Company.

“Company Stock Option Plan” means the Company’s 2020 Stock Option and Grant Plan, adopted on June 26, 2020, as amended, restated, modified or supplemented.

“Company Stockholder” means each holder of Company Capital Stock.

“Competition and FDI Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, provincial, territorial, foreign, or other applicable statutes, rules, regulations, Orders, administrative and judicial doctrines, and Laws that that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or that aim at reviewing and controlling foreign investment.

“Confidentiality Agreement” has the meaning specified in Section 6.7(c).

“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Contracting Parties” has the meaning specified in Section 10.10.

“COVID-19” means the pandemic of coronavirus disease 2019 (COVID-19) caused by the coronavirus called SARS-CoV-2 or any related virus or strain.

“COVID-19 Relief Laws” means any Laws, programs, executive orders, executive memos or similar schemes which are designed to address the impact of COVID-19 (whether coming into force before or after the date hereof), including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. No. 116-136) (the “CARES Act”), the Families First Coronavirus Response Act (Pub. L. No. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (Pub. L. No. 116-139), the Consolidated Appropriations Act, 2021 (Pub. L. No. 116-260), the American Rescue Plan Act of 2021 (Pub. L. No. 117-2), Section 13(3) of the Federal Reserve Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

“D&O Indemnitees” has the meaning specified in Section 6.6(a).

“DGCL” has the meaning specified in Section 2.1.

“Dispute Notice” has the meaning specified in Section 3.4(b).

“Disputed Items” has the meaning specified in Section 3.4(b).

“Dissenting Shares” has the meaning specified in Section 3.1(c).

“Divisible Share” has the meaning specified in Section 3.7(c)(i).

“Effective Time” has the meaning specified in Section 2.3.

“Effects” has the meaning specified in the definition of Company Material Adverse Effect.

“EHR” has the meaning specified in Section 4.21(i).

“Employee” means any current or former employee, manager, director, officer, individual consultant or individual independent contractor of the Company or Managed PC, including any employee on disability leave, parental leave or other absence.

“Employee Company Optionholder” has the meaning specified in Section 3.2(b).

“Employee Company Restricted Stockholder” means each holder of Company Restricted Stock that is (or was) an employee of the Company.

“Employment Agreements” has the meaning specified in the Recitals of this Agreement.

“Environmental Law” means any and all Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or human health, including employee health and safety.

“Equityholders’ Representative” has the meaning specified in the Preamble.

“Equityholders’ Representative Engagement Agreement” has the meaning specified in Section 3.7(a)(ii)

“Equityholders’ Representative Expenses” has the meaning specified in Section 3.7(c)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) which would be treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Estimated Closing Merger Consideration” means (i) the Estimated Merger Consideration, minus (ii) $32,000,000, minus (iii) the Expense Fund Amount; provided, that if the Estimated Merger Consideration is less than or equal to $32,000,000, the Estimated Closing Merger Consideration shall equal the (A) Estimated Merger Consideration, minus (B) the Expense Fund Amount.

“Estimated Closing Statement” has the meaning specified in Section 3.2(a).

“Estimated Merger Consideration” means, without duplication, (i) $132,000,000, minus (ii) the amount (if any) by which the Cash Target is in excess of Cash on Hand, plus (iii) the Aggregate Exercise Price, minus (iv) Closing Indebtedness, minus (v) Transaction Costs, plus (vi) the amount (if any) by which the Estimated Net Working Capital is in excess of the Net Working Capital Target, minus (vii) the amount (if any) by which the Net Working Capital Target is in excess of the Estimated Net Working Capital, in each of the case of the foregoing clauses (i) through (vii), as set forth in the Estimated Closing Statement.

“Estimated Merger Consideration Elements” means, collectively, the following: (i) Cash on Hand, (ii) Closing Indebtedness, (iii) Transaction Costs, (iv) the Aggregate Exercise Price, and (v) the Estimated Net Working Capital.

“Estimated Net Working Capital” shall mean the Company’s good faith estimate of Net Working Capital as of the Measurement Time, based on the books and records of the Business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Cash” means (i) restricted cash or cash or cash equivalents held or retained by the WH Entities for the benefit, or pursuant to the requirement, of any other Person (other than for or on behalf of any WH Entity as agent, or for the benefit of any other WH Entity) (including cash or cash equivalents held as collateral in respect of Liabilities to any other Person), (ii) cash or cash equivalents held or deposited as security or rent deposits, escrows, other similar deposits with third parties (including deposits with landlords) or any certificates of deposit, (iii) with respect to cash or cash equivalents located outside of the United States that could not be repatriated to the United States without the payment of any Tax or other costs, cash or cash equivalents in in the amount of such Tax or other costs, (iv) cash funded by, or on behalf of, Parent or any of its Affiliates and (v) cash or cash equivalents used by, or on behalf of, the WH Entities to (A) payoff, redeem, repay or otherwise retire for value any Indebtedness or (B) pay any Transaction Costs, in each case of clauses (A) and (B) after the Measurement Time.

“Exercise Number” means for any Vested Company Option that is outstanding and exercisable immediately prior to the Effective Time, the number of shares of Company Common Stock subject to such Vested Company Option.

“Expense Fund” has the meaning specified in Section 3.7(d).

“Expense Fund Amount” has the meaning specified in Section 3.7(d).

“FCPA” has the meaning specified in Section 4.10(a).

“Federal Health Care Program” shall mean any plan or program that provides health benefits, whether directly, through insurance or otherwise, which is funded directly, in whole or in part, by the federal government or a state health care program, including the Federal Employees Health Benefits Program, veterans programs, and “federal health care program” as defined in 42 U.S.C. Section 1320a-7b(f), including Medicare, state Medicaid programs, state Children’s Health Insurance Program programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.

“Final Closing Statement” has the meaning specified in Section 3.4(e).

“Final Merger Consideration” means, without duplication, (i) $132,000,000, minus (ii) the amount (if any) by which the Cash Target is in excess of Cash on Hand, plus (iii) the Aggregate Exercise Price, minus (iv) Closing Indebtedness, minus (v) Transaction Costs, plus (vi) the amount (if any) by which Net Working Capital is in excess of the Net Working Capital Target, minus (vii) the amount (if any) by which the Net Working Capital Target is in excess of the Net Working Capital, in each of the case of the foregoing clauses (i) through (vii), as set forth in the Final Closing Statement.

“Final Merger Consideration Elements” means, collectively, the following: (i) Cash on Hand, (ii) Closing Indebtedness, (iii) Transaction Costs, (iv) the Aggregate Exercise Price, and (v) Net Working Capital.

“Firm” has the meaning specified in Section 10.14(a).

“Financial Statements” has the meaning specified in Section 4.7(a).

“First Anniversary Merger Consideration” means $16,000,000 or such lower amount following the exercise of Parent’s right of set-off pursuant to Section 3.4(f)(ii); provided, that if the Estimated Merger Consideration is less than or equal to $32,000,000, the First Anniversary Merger Consideration shall be $0.

“Fraud” means actual and intentional fraud (i.e. with scienter).

“Fully Diluted Share Number” means (without duplication): (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, but excluding all Specified Shares, plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise of all Vested Company Options issued and outstanding immediately prior to the Effective Time including the Option Grant Acceleration disclosed in Section 4.14(f) of the Company Disclosure Schedule effective as of the Closing.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Antitrust Entity” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition and FDI Law.

“Governmental Authority” means any supranational, foreign or domestic, federal, state, county, municipal, local or other government, governmental entity, or quasi-governmental entity (including any subdivision, branch, department, official, or entity and any court or tribunal thereof) and any supranational, foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative functions of or pertaining to government, including any court or arbitral tribunal.

“Hazardous Substances” means any and all pollutants, contaminants or wastes and any and all other materials or substances that are regulated, or that could result in the imposition of liability, under any applicable Environmental Laws, including petroleum, asbestos, toxic mold, per- and polyfluoroalkyl substances, 1,4-dioxanne and polychlorinated biphenyls.

“Healthcare Laws” means all Laws pertaining to healthcare regulatory matters applicable to the business, products or operations of the Company and the Managed PCs including: (i) Laws relating to healthcare fraud and abuse, false claims, self-referral and kickbacks and financial relationships between referral sources and referral recipients, including the Stark Law (42 U.S.C. § 1395nn); the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the False Claims Act (31 U.S.C. § 3729 et seq.); the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); the Exclusion Laws (42 U.S.C. § 1320a-7); the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), Federal Health Care Fraud Law (18 U.S.C. § 1347); the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220 et seq.); (ii) Laws relating to Federal Health Care Programs; (iii) state insurance Laws governing, regulating or pertaining to the payment for healthcare related items or services; (iv) Laws relating to billing or claims for reimbursement submitted to any third-party payor; (v) the Federal Food, Drug, and Cosmetic Act, as amended, the Public Health Service Act, as amended, the federal Controlled Substances Act, as amended, U.S. Food and Drug Administration Laws, Drug Enforcement Administration (“DEA”) Laws, and comparable state Laws; (vi) Laws concerning the ordering, storage, security, dispensing or prescribing of controlled substances; (vii) Laws pertaining to medical, pharmacy or clinical documentation and medical, pharmacy or clinical record retention; (viii) Laws pertaining to any state or federal licensure, permit or authorization for individuals, facilities, or entities, including DEA registration requirements, controlled substance registration requirements, pharmacy licenses, and the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), public health data collection or reporting, and quality, safety and mandated reporting of incidents, occurrences, diseases and events; (ix) Laws relating to utilization review, claims adjudication, prior authorization, care management, copayment or coinsurance collection, copayment assistance, other patient assistance programs or services, patient charges, billing and coding for health care services, healthcare coverage reimbursement, advertising and promotion and marketing for healthcare products and services, timely repayment of overpayments, recordkeeping and documentation and referrals related to healthcare products and services; (x) Laws concerning the corporate practice of medicine, the employment or engagement of healthcare professionals by non-professionals, and fee splitting or sharing of revenues, and the licensure of healthcare professionals; (xi) the Federal Trade Commission Act and Federal Trade Commission Laws; (xii) the 21st Century Cures Act and implementing regulations, including regulations issued by the Office of the National Coordinator for Health Information Technology and the Centers for Medicare & Medicaid Services regarding interoperability, information blocking and patient access (collectively, the “Cures Act”); (xiii) Laws relating to state healthcare professional practice acts, including state medical practice acts and pharmacy practice acts; (xiv) Laws regarding supervision of healthcare professionals; (xv) Laws regarding electronic health records systems and health information technology; (xvi) Laws relating to digital health, healthcare professional licensure or the provision of care via telehealth, telemedicine, or online pharmacy modalities; and (xvii) in each case of the foregoing clauses (i) through (xvi), all implementing regulations promulgated thereunder and under all comparable state or local Laws; and (xviii) HIPAA.

“Healthcare Professional” has the meaning specified in Section 4.21(c).

“Healthcare Professional License” has the meaning specified in Section 4.21(c).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, the applicable provisions of the 21st Century Cures Act, Public Law 116-321, and the regulations that implement such Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, (i) the principal amount of and accrued interest, premiums, prepayment premiums, penalties, overage charges, indemnities, breakage costs, make-whole payments or obligations or other similar costs, fees or expenses (if any), that would be required to be paid by the borrower pursuant to a customary payoff letter (or otherwise as required by the terms of the underlying instrument), in each case, in respect of (A) any indebtedness of the WH Entities for money borrowed and (B) any indebtedness of the WH Entities evidenced by a note, bond, debenture or other similar instrument or debt security, (ii) all obligations of the WH Entities as lessee that are or should properly be capitalized in accordance with GAAP (excluding leases or subleases for real property) (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the WH Entities and all obligations under any performance bonds (but solely to the extent drawn and not paid), (iv) the net obligations of the WH Entities in respect of swaps, collars, caps, hedges, derivatives or similar arrangements, (v) all obligations created or arising under any conditional sale, title retention or similar agreements or arrangements with respect to property, securities or assets acquired by the WH Entities, including any deferred purchase price of property, security or other assets (including the maximum amount payable under any “earn out”), (vi) all indebtedness secured by a Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (vii) (A) all dividends and/or distributions occurring after the Measurement Time and (B) all unpaid dividends and/or distributions or other amounts payable in respect of previously declared and/or paid dividends by the WH Entities, if any, (viii) all Liabilities of the WH Entities for (A) any unfunded or underfunded pension liability, (B) unfunded or underfunded deferred compensation plan obligations, (C) accrued severance obligations and any other payments associated with a reduction in force or benefits owed to any Person arising at or prior to the Closing with respect to the termination of any Employees (excluding any such severance obligation or other payment created as a result of an action of Parent), (D) earned but unused paid time off, sick pay and vacation, (E) earned or accrued bonuses, commissions and other cash incentive compensation, (F) retention payments and benefits (excluding, Vested Company Options), (G) all obligations with respect to post-retirement health or welfare benefits, in each case, to the extent not a Transaction Cost and (H) the employer portion of all payroll, employment and similar Taxes payable by the WH Entities in connection with any amounts described in the foregoing sub clauses of this clause (viii), as applicable (determined without regard to any ability of the WH Entities to defer such Taxes under COVID-19 Relief Laws) and any amounts to offset any excise Taxes imposed under Law and any related Taxes attributable to any obligation described in the foregoing sub-clauses of this clause (viii) (provided, however, that any such obligation described in the foregoing sub-clauses of this clause (viii) shall exclude any compensatory arrangements entered into by or at the direction of Parent or its Affiliates (“Parent Arrangements”)), (ix) any payroll or employment Taxes deferred pursuant to COVID-19 Relief Laws which remain unpaid as of the Closing Date, (x) all Liabilities of the WH Entities in connection with the settlement of any Action, (xi) all unpaid income Taxes (whether or not due and payable) of the WH Entities attributable to a Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 6.12(c), provided that such amounts shall (A) not be less than zero ($0) and (B) be calculated taking into account, without duplication, any Transaction Tax Deductions and income Tax assets of the WH Entities for a Pre-Closing Tax Period, in each case that are available and actually reduce such income Taxes in the same jurisdiction as such Transaction Tax Deductions or assets as a matter of applicable Tax Laws, and (xii) all obligations of the type referred to in the foregoing clauses (i) through (xi) above of other Persons for the payment of which any of the WH Entities are responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Independent Accountant” means BDO USA, LLP or if such firm is unwilling or unable to serve as the Independent Accountant, such other firm of independent accountants of national standing to which the Parent and the Equityholders’ Representative mutually agree in writing.

“Information Privacy Laws” means any Laws pertaining to privacy, security, protection, or transfer of Personal Data, including all privacy, security, and data breach disclosure Laws, implementing laws, ordinances, permits, regulations, rules, codes, Orders, constitutions, treaties, common law, judgments, rulings, decrees, other requirements or rules of law, in each case, of any Governmental Authority, and all equivalent, comparable, or applicable state privacy, security and data breach notification Laws with respect to the WH Entities.

“Infringe” has the meaning specified in Section 4.12(a).

“Insurance Policies” has the meaning specified in Section 4.19.

“Intellectual Property” means all intellectual property rights existing anywhere in the world, including all (i) patents, patent applications, utility models, continuations, divisionals, continuations-in-part, reissues, reexaminations or foreign counterparts, (ii) trademarks, service marks, trade dress, logos, corporate names, trade names, Internet domain names, social media and mobile identifiers and other source indicators, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor, (iii) copyrights and registrations and applications therefor, copyrighted works and works of authorship (including rights in Software, websites and related items) and moral rights, and (iv) trade secrets, know-how, formulae, inventions, processes, methods, techniques, designs, drawings, specifications and other proprietary confidential information.

“Interim Period” has the meaning specified in Section 6.1(a).

“Key Employees” means Remi Cossart and Calvin Young.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the Key Employees and Jon Volkmann and, solely with respect to matters relating to day-to-day clinical operations of the Managed PCs, but excluding back office services provided by the Company, Dr. Til Jolly, (ii) with respect to Parent, the actual knowledge of Sima Sistani, Heather Stark and Kevin O’Brien, in each case of the foregoing clauses (i) and (ii), after reasonable inquiry.

“Labor Agreement” has the meaning specified in Section 4.11(a)(xii).

“Law” means any national, transnational, provincial, state or local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, decree, directive, written position statement and Order of any Governmental Authority.

“Leased Real Property” means all right, title and interest of the WH Entities in and to all leases, subleases, licenses or other rights to use, occupy or access real property pursuant to real property agreements, including, without limitation, easements, rights of way or other similar real property agreements used or held for use by the WH Entities.

“Letter of Transmittal” means a letter of transmittal, which shall include an accredited investor questionnaire, customary representations and warranties, a release of claims consistent with Section 10.11(a), an acknowledgement of the Equityholders’ Representative’s appointment, and such other provisions, in a customary form to be agreed by Parent, the Company, the Equityholders’ Representative and the Paying Agent acting in good faith.

“Liability” means, with respect to any Person, any debt, liability or obligation of such Person (whether direct or indirect, known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and whether or not required under GAAP to be reflected on the financial statements of such Person).

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, hypothecation, assignment, deposit arrangement, adverse claim or interest, encumbrance, other charge or security interest, easement, servitude, pre-emptive right, right of first refusal, transfer restriction, adverse ownership claim or other similar encumbrance or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.

“Losses” means any and all deficiencies, judgments, settlements, assessments, Liabilities, losses, Taxes, damages, interest, fines, penalties, costs, and expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any and all Actions, assessments, judgments or appeals, and in seeking indemnification therefor.

“Managed PC” means the professional corporations, professional limited liability companies, associations, and entities for which the Company provides management or administrative services listed on Section 4.6(b) of the Company Disclosure Schedule.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Supplier” has the meaning specified in Section 4.24.

“Measurement Time” means 11:59 p.m. Pacific Time on the Business Day immediately preceding the Closing Date.

“Merger” has the meaning specified in the Recitals of this Agreement.

“Merger Sub” has the meaning specified in the Preamble.

“Multiemployer Plans” means “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Net Working Capital” shall mean (i) the Specified Current Assets, minus (ii) the Specified Current Liabilities, in each case, as of the Measurement Time and as determined in accordance with Exhibit B. For the avoidance of doubt, Net Working Capital shall exclude all income Taxes and any deferred Taxes.

“Net Working Capital Target” shall have the meaning specified in Exhibit B.

“Non-Accredited Investor” has the meaning set forth in Section 3.8(b).

“Non-Employee Company Option Closing Consideration” has the meaning specified in Section 3.2(b).

“Non-Employee Company Optionholder” has the meaning specified in Section 3.2(b).

“Nonparty Affiliates” has the meaning specified in Section 10.10.

“OFAC” has the meaning specified in Section 4.10(c).

“Option Release Agreement” has the meaning specified in Section 6.16.

“Order” means any decision, order, injunction, judgment, decree, ruling, writ, award, assessment or determination (whether temporary, preliminary or permanent) of any Governmental Authority.

“OSS Code” has the meaning specified in Section 4.12(e).

“Outside Date” has the meaning specified in Section 8.1(b).

“Owned Real Property” means all right, title and interest of the WH Entities in and to all land, together with all buildings, structures, improvements, and fixtures now or subsequently located thereon, and all appurtenances thereto, owned or held for use by the WH Entities.

“Parent” has the meaning specified in the Preamble.

“Parent Common Stock” means common stock, no par value per share, of Parent.

“Parent Common Stock Consideration” means the amount of the Estimated Closing Merger Consideration and the Company Option Closing Consideration that is payable in shares of Parent Common Stock pursuant to Sections 3.1(a) and 3.1(b).

“Parent Common Stock Portion” means (i) one (1), minus (ii) the Cash Portion.

“Parent Common Stock Value” means $4.34.

“Parent Disclosure Schedule” has the meaning specified in the preamble of Article V.

“Parent Material Adverse Effect” shall mean a material adverse effect on the ability of Parent and/or its Subsidiaries, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement.

“Parent Party Documents” has the meaning specified in Section 5.2.

“Parent Preferred Stock” has the meaning specified in Section 5.8(a).

“Parent Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since January 1, 2020 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“Parent Restricted Stock Units” has the meaning specified in Section 5.8(a).

“Parent Stock Plan” has the meaning specified in Section 5.8(a).

“parties” has the meaning specified in the Preamble.

“Paying Agent” means Wilmington Trust, N.A. or such other paying agent as shall be reasonably acceptable to Parent and the Equityholders’ Representative.

“Paying Agent Agreement” means the paying agent agreement to be entered into at Closing by Parent, the Equityholders’ Representative and the Paying Agent in a customary form to be agreed by Parent, the Equityholders’ Representative and the Paying Agent acting in good faith.

“Paying Agent Fund” has the meaning specified in Section 3.2(b).

“Pension Plan” has the meaning specified in Section 4.14(e).

“Per Share Company Capital Stock Cash Consideration” has the meaning specified in Section 3.1(a)(iii).

“Per Share Company Capital Stock Merger Consideration” has the meaning specified in Section 3.1(a)(iii).

“Per Share Company Capital Stock / Parent Common Stock Consideration” has the meaning specified in Section 3.1(a)(iii).

“Per Share Estimated Closing Merger Consideration” means (i) the Estimated Closing Merger Consideration, divided by (ii) the Fully Diluted Share Number.

“Per Share Portion” means (i) one (1) divided by (ii) the Fully Diluted Share Number.

“Permits” means any licenses, franchises, permits, licenses, consents, certificates, grants, approvals, variances, acceptances, concessions, clearances, and authorizations from Governmental Authorities or pursuant to any Law.

“Permitted Liens” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith; provided, that the Company or any of the Managed PCs, as applicable, has established adequate reserves therefor on the applicable Financial Statements in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business that are not yet past due for more than thirty (30) days or the amount or validity of which is being contested in good faith; provided, that the Company or any of the Managed PCs, as applicable, has established adequate reserves therefor in accordance with GAAP, (iii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iv) any Liens reflected in the Financial Statements and (v) any other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and that, individually or in the aggregate, would not reasonably be expected to materially impair the value or the continued use and operation of the assets to which they relate.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” means any data or information (i) relating to an identified or identifiable natural person, household or device or (ii) that is defined as “personal data”, “personal information”, “personally identifiable information”, protected health information”, “health information”, “medical records”, “medical information”, “sensitive health information” or “PII” or any similar term by Law.

“Personal Data Processor” means any Person other than an employee of the WH Entities that Processes or has access to any Personal Data Processed by or on behalf of the WH Entities.

“Potential 280G Benefits” has the meaning specified in Section 6.13.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such period ending on and including the Closing Date.

“Privacy Policy” means a policy communicated by or on behalf of any of the WH Entities to an individual submitting Personal Data to the such WH Entity or any Personal Data Processor.

“Pro Rata Portion” has the meaning specified in Section 3.7(c)(i).

“Process” means to collect, modify, share, use, disclose, retain, transfer, destroy, delete, access, acquire, create, receive, maintain, transmit, store, or otherwise process Personal Data.

“Promised Options” means, collectively, each option to purchase a share of Company Capital Stock or other security of the Company that is contemplated by or committed to pursuant to the terms of each offer letter to or other current Contract set forth on Section 4.5(b) of the Company Disclosure Schedule, which option has not been granted, or other security has not been issued, as of the date of this Agreement.

“R&W Insurance Policy” has the meaning specified in Section 6.15.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Lease” has the meaning specified in Section 4.17.

“Registered Intellectual Property” has the meaning specified in Section 4.12(a).

“Released Claims” has the meaning specified in Section 10.11(a).

“Released Parties” has the meaning specified in Section 10.11(a).

“Representative” means, with respect to any Person, any director, officer, employee, principal, partner, manager, member, financial advisor, financing source, attorney, accountant, consultant, agent, advisor or other authorized representative of such Person.

“Requisite Stockholder Approval” has the meaning specified in the Recitals of this Agreement.

“Resolution Period” has the meaning specified in Section 3.4(c).

“Resolved Matters” has the meaning specified in Section 3.4(c).

“Review Period” has the meaning specified in Section 3.4(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Anniversary Merger Consideration” means $16,000,000 or such lower amount following the exercise of Parent’s right of set-off pursuant to Section 3.4(f)(ii); provided, that if the Estimated Merger Consideration is less than or equal to $32,000,000, the Second Anniversary Merger Consideration shall be $0.

“Section 10.9 Confidential Information” has the meaning specified in Section 10.9.

“Section 262” has the meaning specified in Section 3.1(c).

“Securities” has the meaning specified in Section 4.5(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 10.14(a).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Current Assets” shall have the meaning specified in Exhibit B.

“Specified Current Liabilities” shall have the meaning specified in Exhibit B.

“Specified Shares” means (A) shares of Company Capital Stock to be canceled in accordance with Section 3.1(a)(ii), and (B) the Dissenting Shares.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member. For the avoidance of doubt, none of the Managed PCs shall be deemed to be a Subsidiary of the Company.

“Support Agreements” has the meaning specified in the Recitals of this Agreement.

“Surviving Corporation” has the meaning specified in Section 2.1.

“Systems” means hardware, Software, databases, systems, websites, networks and other information technology items and infrastructure, data centers, and all data and content transmitted, collected or Processed thereby.

“Tail Policy” has the meaning specified in Section 6.6(d).

“Tax Return” means any return, declaration, report, election, claim for refund, estimate, information return or statement or other similar document relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, provincial, state, local or foreign taxes, or charges in the nature of (or similar to) a tax, or other like assessments or charges imposed by a Governmental Authority, including any income, gross receipts, capital, sales, use, ad valorem, value added, alternative or add-on minimum, transfer, registration, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar, including FICA), unemployment, excise, premium, severance, stamp, occupation, real property, personal property, environmental, windfall profits, customs, duties, disability, premium, capital stock, escheat, unclaimed property, registration, value added, alternative or add-on minimum, and estimated or other taxes of any kind, and all interest, penalties, fines, and additions to tax imposed by any Governmental Authority in connection with any of the foregoing, whether or not disputed.

“Transaction Bonuses” means amounts payable by the Company to those persons and in the amounts specified in Section 4.8(b) of the Company Disclosure Schedule, pursuant to a transaction bonus agreement entered into between the Company and each recipient of a Transaction Bonus, in form and substance reasonably agreed between the parties hereto.

“Transaction Costs” means, without duplication, all unpaid fees, costs and/or expenses incurred or otherwise payable or reimbursable by or on behalf of the WH Entities in connection with the process by which the Company solicited, discussed and negotiated strategic alternatives, the negotiation, execution and delivery of this Agreement and each of the other agreements, documents, instruments or certificates contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated hereby or thereby, and the entry into and consummation of the transactions contemplated hereby and thereby, in each case, solely to the extent not paid prior to the Closing, including (i) all costs, fees and expenses payable by or on behalf of the WH Entities to any investment banks, brokers, finders and/or financial advisors, (ii) all costs, fees and expenses payable by or on behalf of the WH Entities to Goodwin Procter LLP and/or any other attorneys or legal advisors, (iii) all costs, fees and expenses payable by or on behalf of the WH Entities with respect to the “Project Saturday” electronic data room hosted by “Box”, (iv) all costs, fees and expenses payable by or on behalf of the WH Entities to accountants, consultants and/or other advisors, (v) all costs, fees, expenses and any other payments, if any, payable or reimbursable by or on behalf of the WH Entities pursuant to any management agreement, monitoring agreement, transaction and advisory services agreement or other similar contract, (vi) all severance payments or similar obligations or benefits payable by the WH Entities to any Employee, that are payable or that become payable upon or in connection with the consummation of the transactions contemplated by this Agreement (but excluding any such severance payments or similar obligations or benefits payable as a result of the termination of any such Employee as a result of any actions actually taken by Parent, provided, such severance payments or similar obligations or benefits payable would not otherwise have been payable solely as a result of the consummation of the transactions contemplated by this Agreement), together with the employer’s portion of all payroll, employment and similar Taxes payable by the WH Entities in connection with such amounts (determined without regard to any ability of the WH Entities to defer such Taxes under COVID-19 Relief Laws) and any amounts to offset any excise Taxes imposed under Law and any related Taxes attributable to any obligations described in the foregoing sub-clauses of this clause (vi), (vii) all change in control, transaction, termination, tax-gross up, retention, incentive, equity appreciation, phantom stock or similar obligations, amounts, bonuses or benefits payable by the WH Entities to any Employee, including all deferred compensation amounts, whether or not previously vested, that are payable or that become payable upon or in connection with the consummation of the transactions contemplated by this Agreement (other than any such retention or similar payments put in place at the written direction of Parent or expressly contemplated by this Agreement), together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the WH Entities to defer such Taxes under COVID-19 Relief Laws) and any amounts to offset any excise Taxes imposed under Law and any related Taxes attributable to any obligations described in the foregoing sub-clauses of this clause (vii), (viii) the employer’s portion of payroll, employment and similar Taxes due in connection with any payments of Estimated Merger Consideration (but not, for the avoidance of doubt, in connection with the payment of any applicable Additional Company Option Merger Consideration or Additional Merger Consideration) to Employee Company Optionholders in respect of Vested Company Options and Employee Company Restricted Stockholders in respect of Company Restricted Stock, (ix) the fees and expenses payable by the WH Entities contemplated by Section 10.2, (x) 50% of all amounts paid or payable, including the premiums and any insurance broker commissions and fees, in connection with the R&W Insurance Policy, (xi) any fees and expenses owing to the Equityholders’ Representative, (xii) Transaction Bonuses, (xiii) the Aggregate Option Release Amount (and the employer’s portion of payroll, employment and similar Taxes due in connection with such amount), (xiv) the Tail Policy and (xv) 50% of the Transfer Taxes payable by the WH Entities under Section 6.12(a), but excluding for purposes of this definition all Indebtedness.

“Transaction Documents” means this Agreement, the Company Disclosures Schedules, the Parent Disclosure Schedules, the Paying Agent Agreement, each Support Agreement, the Option Release Agreements and each other certificate and agreement required to be delivered pursuant to Section 7.2 and Section 7.3 or executed or delivered in connection with this Agreement and/or the transactions contemplated by this Agreement.

“Transactions” means the transactions, including the Merger, contemplated by this Agreement and any other Transaction Documents.

“Transaction Tax Deductions” means any deductions for U.S. federal or applicable state income Tax purposes attributable to (a) the repayment of any Indebtedness on the Closing Date, as contemplated by this Agreement, (b) payments of Transaction Costs as contemplated by this Agreement and (c) without duplication, any other payments made in connection with the consummation of the transactions contemplated by this Agreement that would be Transaction Costs except they were paid prior the Measurement Time to the extent such payments are economically borne by the Company Equityholders, in each case, to the extent deductible in a Pre-Closing Tax Period at a “more likely than not” or higher level of confidence.

“Transfer” means, whether voluntary or involuntary or by merger, consolidation, division operation of law or otherwise, any direct or indirect (A) hedging, swap, forward-sale or other transaction which is designed to or which reasonably could be expected to lead to or result in, directly or indirectly and regardless of settlement method, a grant, transfer, sale, assignment or other disposition of a security or any rights or interests in or to a security (including any voting or economic interest in or to a security), even if the security would be disposed of by someone other than the security holder, (B) transfer, assignment, encumbrance, hypothecation, pledge or other direct or indirect disposition of a security or right or interest therein, (C) transaction involving any purchase, sale, short sale or grant of any right (including without limitation any put or call option) with respect to any security and/or (D) any combination of any of the foregoing.

“Transfer Taxes” has the meaning specified in Section 6.12(a).

“Unresolved Matters” has the meaning specified in Section 3.4(c).

“Unvested Company Restricted Stock” has the meaning specified in Section 3.4(c).

“Vested Company Options” means all outstanding Company Options that, as of immediately prior to the Effective Time, are vested and exercisable (or will, by the terms of such Company Options, vest and become exercisable as a result of the consummation of the Transactions, including as a result of the Option Grant Acceleration as disclosed in Section 4.14(f) of the Company Disclosure Schedule).

“Voting Agreement” means the Voting Agreement, dated December 21, 2022 by and among the Company, certain holders of Company Preferred Stock listed on Schedule A thereto, certain holders of Company Common Stock listed on Schedule B thereto and certain other parties thereto, as the same may be modified, amended, supplemented and/or restated from time to time in accordance with its terms.

“Waived Benefits” has the meaning specified in Section 6.13.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and any similar state or local Law.

“WH Entity” means, individually, the Company and any Managed PC, and “WH Entities” means, collectively, the Company and all Managed PCs.

“WH Entities Permits” has the meaning specified in Section 4.10(d).

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars unless otherwise indicated. The Annex and Exhibits to this Agreement and the Company Disclosure Schedule and Parent Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” is not exclusive, unless the context otherwise requires. The terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice”. All references herein as to any time of day shall be references to Eastern Time unless otherwise expressly specified. Whenever the phrase “made available” or “delivered” by the Company to Parent and/or Merger Sub is used in reference to a document, it shall mean the document available for viewing in the “Project Saturday” electronic data room hosted by “Box.com”, as that site existed as of 5:00 p.m. Eastern Time on the second (2nd) Business Day immediately preceding the date of this Agreement. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item on such balance sheet or financial statements that specifically identifies the applicable amount related to, and the subject matter of, such representation, or (B) such item and the amount thereof is otherwise specifically identified on the balance sheet or financial statements.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2 Closing. Subject to the satisfaction of the conditions set forth in Article VII (or, to the extent permitted by applicable Law, the written waiver thereof by the party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place at 8:00 a.m. (Eastern Time) by exchange of electronic deliverables on the third (3rd) Business Day after satisfaction or waiver of each condition to the Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date and/or place is agreed to in writing by Parent and the Company; provided, that notwithstanding the satisfaction of the conditions to the obligations of the parties under Article VII (or, to the extent permitted by applicable Law, the written waiver thereof by the party entitled to waive any such condition), unless otherwise agreed in writing by Parent, the parties shall not be required to effect the Closing prior to April 10, 2023. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable at the Closing, the parties (other than the Equityholders’ Representative) shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable at the Closing, shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the DGCL and the Certificate of Merger.

2.5 Certificate of Incorporation and Bylaws. Effective upon the Effective Time, the Company Charter shall be amended and restated to read in its entirety in a form to be agreed by the parties (other than the Equityholders’ Representative) acting in good faith and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and applicable Law. Effective upon the Effective Time, subject to Section 6.6, the bylaws of Merger Sub, as in effect as of the date hereof, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

3.1 Effects of the Merger on Capital Stock and Company Options.

(a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Capital Stock or shares of capital stock of Merger Sub:

(i) Capital Stock of Merger Sub. Each share of capital stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii) Cancellation of Certain Company Capital Stock. Each share of Company Capital Stock that as of immediately prior to the Effective Time is owned by (A) the Company or any of the Managed PCs or (B) any of Parent, Merger Sub or their respective Affiliates shall, in each such case, automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Capital Stock. Subject to Section 3.8, each share of Company Capital Stock (other than Specified Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right of the holder thereof to receive, upon the terms and subject to the conditions set forth herein, the following (collectively, the “Per Share Company Capital Stock Merger Consideration”): (1) the Per Share Estimated Closing Merger Consideration as follows: (A) a number of shares of Parent Common Stock equal to (x) the Per Share Portion multiplied by (y) the Aggregate Parent Common Stock Consideration (the “Per Share Company Capital Stock / Parent Common Stock Consideration”) and (B) an amount in cash equal to (i) the Per Share Estimated Closing Merger Consideration minus (ii) (x) the Per Share Company Capital Stock / Parent Common Stock Consideration multiplied by (y) the Parent Common Stock Value (the “Per Share Company Capital Stock Cash Consideration”), in each case of the foregoing clauses (A) and (B) payable as provided in Section 3.2, (2) an amount in cash equal to the Per Share Portion of the Additional Merger Consideration (if any) payable as provided in Section 3.4(f)(iii), (3) an amount in cash equal to the Per Share Portion of the First Anniversary Merger Consideration payable as provided in Section 3.5(a), (4) an amount in cash equal to the Per Share Portion of the Second Anniversary Merger Consideration payable as provided in Section 3.5(b), and (5) an amount in cash equal to the Per Share Portion of any amounts payable to the Company Equityholders pursuant to Section 3.7(d), in each case of the foregoing clauses (1) through (5), without interest. At the Effective Time, all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Stock shall cease to have any rights with respect to such shares of Company Capital Stock except the right to receive the Company Capital Stock Merger Consideration (except with respect to the Specified Shares), in each case, without interest upon the terms and subject to the conditions set forth herein.

(b) Treatment of Company Options and Company Restricted Stock.

(i) Each outstanding Company Option that is not a Vested Company Option shall automatically be forfeited and canceled without consideration, effective as of the Effective Time.

(ii) Subject to Section 3.8, each outstanding Vested Company Option shall be canceled and terminated as of the Effective Time and converted into and shall thereafter represent the right of the Company Optionholder thereof to receive, upon the terms and subject to the conditions set forth herein the following (collectively, the “Company Option Merger Consideration”): (1) an amount equal to the product of (A) the excess (if any) of (i) the Per Share Estimated Closing Merger Consideration over (ii) the applicable exercise price per share of Company Common Stock issuable under such Vested Company Option, multiplied by (B) the Exercise Number for such Vested Company Option (the “Company Option Closing Consideration”) payable as follows: (x) an amount in cash equal to the product of the Cash Portion, multiplied by the Company Option Closing Consideration and (y) a number of shares of Parent Common Stock equal to (a) the product of the Parent Common Stock Portion, multiplied by the Company Option Closing Consideration, divided by (b) the Parent Common Stock Value, (2) an amount in cash equal to the product of the Exercise Number for such Vested Company Option multiplied by the applicable Per Share Portion of the Additional Merger Consideration (if any) payable as provided in Section 3.4(f)(iii), (3) an amount in cash equal to the product of the Exercise Number for such Vested Company Option, multiplied by the applicable Per Share Portion of the First Anniversary Merger Consideration payable as provided in Section 3.5(a), (4) an amount in cash equal to the product of the Exercise Number for such Vested Company Option, multiplied by the applicable Per Share Portion of the Second Anniversary Merger Consideration payable as provided in Section 3.5(b), and (5) an amount in cash equal to the product of the Exercise Number for such Vested Company Option multiplied by the applicable Per Share Portion of any amounts payable to the Company Equityholders pursuant to Section 3.7(d), in each case of the foregoing clauses (1) through (5), without interest (clauses (2) through (5) collectively, the “Additional Company Option Merger Consideration”). Subject to compliance by each Company Optionholder with Section 3.2(c), all payments of (x) Company Option Closing Consideration shall be made pursuant to Section 3.2(b) and (y) Additional Company Option Merger Consideration (if any) shall be made pursuant to Section 3.4(f), Section 3.5 and Section 3.7(d), as applicable. Notwithstanding anything to the contrary herein, no Company Option Merger Consideration shall be paid following the fifth (5th) anniversary of the Closing Date and any Company Option Merger Consideration that otherwise would become payable following such anniversary pursuant to this Agreement instead shall be forfeited by the applicable former Company Optionholders without consideration therefor and shall be paid instead to the Company Stockholders based on the applicable Per Share Portion, after excluding the Vested Company Options from such calculation.

(iii) Each share of Company Restricted Stock that is outstanding and vested as of immediately prior to the Effective time (after giving effect to any vesting that would occur as of the Effective Time as a result of the consummation of the transactions contemplated hereby) shall be treated as shares of Company Capital Stock for purposes of Section 3.1(a)(iii) hereof. Each share of Company Restricted Stock that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that would occur as of the Effective Time as a result of the consummation of the transactions contemplated hereby) (the “Unvested Company Restricted Stock”) shall automatically be forfeited and canceled without consideration, effective as of the Effective Time.

(iv) Prior to the Effective Time, the Company’s board of directors or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 3.1(b).

(c) Appraisal Rights. Shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand (and has not validly waived the right to demand) and who properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Per Share Company Capital Stock Merger Consideration as provided in Section 3.1(a), but instead such holder shall be entitled to payment of the fair value of such shares (the “Dissenting Shares”) in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest, the Per Share Company Capital Stock Merger Consideration as provided in Section 3.1(a) upon the terms and subject to the conditions set forth herein. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Capital Stock, and Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.2 Estimated Merger Consideration.

(a) Determination of Estimated Merger Consideration. No earlier than five (5) and no later than three (3) Business Days before the Closing Date, the Company shall deliver to Parent a written statement (“Estimated Closing Statement”) certified by the Company’s president setting forth (i) the Company’s good faith calculation and estimate of the aggregate amount of the Estimated Merger Consideration and each of the Estimated Merger Consideration Elements and (ii) an Allocation Schedule based on such calculations and estimates, in the case of each of clauses (i) and (ii), with reasonable supporting detail; provided, however, that (w) at least two (2) Business Days prior to the delivery of the Estimated Closing Statement to Parent, the Company shall provide a draft of the Estimated Closing Statement and such supporting detail to Parent for its review, (x) in connection with such review, the Company shall, and shall cause the Managed PCs to, permit Parent and its Representatives reasonable access to the finance personnel, accountants and properties of the WH Entities, and provide reasonable access (with the right to make copies), during business hours upon reasonable advance notice, to all of the books, records, contracts and other documents (including auditor’s work papers) of the WH Entities that are reasonably relevant to the calculations set forth in the Estimated Closing Statement, (y) the Company shall provide Parent and its Representatives with the opportunity in good faith to provide comments to such draft and calculation and (z) the Company shall give due and reasonable consideration in good faith to any comments made by Parent or its Representatives (and shall correct the Estimated Closing Statement for any inaccuracies shown by Parent or its Representatives) and shall otherwise cooperate in good faith to answer any questions and resolve any issues raised by Parent and its Representatives in connection with their review of the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in good faith by the Company in a manner consistent with the terms of (including the definitions contained in) this Agreement, including Exhibit B attached to this Agreement with respect to Estimated Net Working Capital.

(b) Payment of Estimated Merger Consideration.

(i) Paying Agent; Paying Agent Fund. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust (A) for the benefit of the Company Stockholders (other than Employee Company Restricted Stockholders with respect to Company Restricted

Stock for which they have not timely filed a Section 83(b) election with the Internal Revenue Service) and Non-Employee Company Optionholders, cash in U.S. dollars payable to such Persons pursuant to this Section 3.2(b) in an amount equal to the sum of (1) the aggregate Company Capital Stock Closing Cash Consideration payable to such Company Stockholders, plus (2) the aggregate Company Option Closing Cash Consideration payable with respect to Non-Employee Company Optionholders and (B) for the benefit of the Company Stockholders and Company Optionholders, evidence of book-entry shares representing the Aggregate Parent Common Stock Consideration, and (C) the aggregate amount of cash payable to the Company Stockholders and Company Optionholders in lieu of fractional shares pursuant to Section 3.2(i). Any such shares of Parent Common Stock and cash deposited with the Paying Agent, together with any interest or other earnings thereon shall hereinafter be referred to as the “Paying Agent Fund.” The Paying Agent Fund shall be subject to the terms of this Agreement and the Paying Agent Agreement. Notwithstanding anything in this Agreement, in no event shall Parent be obligated to issue (i) more than 8,064,516 shares of Parent Common Stock in the aggregate pursuant to this Agreement or (ii) a number of shares of Parent Common Stock that would require the vote or approval of any stockholder of Parent.

(ii) Company Capital Stock Closing Consideration; Non-Employee Company Option Closing Consideration.

(A)
Subject to compliance with Section 3.2(c) by each Company Stockholder that holds Company Capital Stock (other than the Specified Shares and Company Restricted Stock held by any Employee Company Restricted Stockholders who have not timely filed a Section 83(b) election with the Internal Revenue Service with respect to such Company Restricted Stock) immediately prior to the Effective Time, at the Closing, Parent shall cause to be paid from the proceeds in the Paying Agent Fund, to each such Company Stockholder (1) (x) an amount equal to the aggregate Company Capital Stock Closing Cash Consideration of such Company Stockholder in respect of such shares of Company Capital Stock (which amount shall be set forth in the Allocation Schedule) and (y) any cash in lieu of fractional shares which such Company Stockholder has the right to receive in respect of such shares of Company Capital Stock pursuant to Section 3.2(i), in each case, by wire transfer of immediately available funds to the account of such Company Stockholder identified in the Letter of Transmittal for such Company Stockholder and (2) evidence of book-entry shares representing the number of whole shares of the aggregate Parent Common Stock Consideration of such Company Stockholder in respect of such shares of Company Capital Stock.
(B)
Subject to compliance with Section 3.2(c) by each Non-Employee Company Optionholder, at the Closing, Parent shall cause to be paid from the proceeds in the Paying Agent Fund, to each such Non-Employee Company Optionholder (1) (x) an amount equal to the aggregate Company Option Closing Cash Consideration of such Non-Employee Company Optionholder (which amount shall be set forth in the Allocation Schedule) and (y) any cash in lieu of fractional shares which such Non-Employee Company Optionholders have the right to receive pursuant to Section 3.2(i), in each case, by wire transfer of immediately available funds to the account of such Non-Employee Company Optionholder identified in the Company

Optionholder Participation Agreement for such Non-Employee Company Optionholder and (2) evidence of book-entry shares representing the number of whole shares of the aggregate Parent Common Stock Consideration of such Non-Employee Company Optionholder.

(iii) Company Capital Stock Closing Consideration for Employee Company Restricted Stockholders. At the Closing, Parent shall (1) pay, or cause to be paid, to the Surviving Corporation, an amount equal to (x) the aggregate Company Capital Stock Closing Cash Consideration payable with respect to Employee Company Restricted Stockholders who have not timely filed a Section 83(b) election with the Internal Revenue Service with respect to such Company Restricted Stock and (y) any cash in lieu of fractional shares which such Employee Company Restricted Stockholder has the right to receive in respect of such shares of Company Capital Stock pursuant to Section 3.2(i), in each case, by wire transfer of immediately available funds to an account designated by the Surviving Corporation and (2) provide to each such Employee Company Restricted Stockholder evidence of book-entry shares representing the number of whole shares of the aggregate Parent Common Stock Consideration of such Employee Company Restricted Stockholder. Subject to compliance with Section 3.2(c) by each Employee Company Restricted Stockholder to which this Section 3.2(b)(iii) relates, all payments of Company Capital Stock Closing Cash Consideration shall be made (without interest) by the Surviving Corporation to the Employee Company Restricted Stockholder no later than the next regularly scheduled payroll date that is no earlier than three (3) Business Days after the Closing Date.

(iv) Company Option Closing Consideration. At the Closing, Parent shall (1) pay, or cause to be paid, to the Surviving Corporation, an amount equal to (x) the aggregate Company Option Closing Cash Consideration payable with respect to Company Optionholders who are (or were) employees of the Company (each, an “Employee Company Optionholder”; any Company Optionholder who is not an Employee Company Optionholder, a “Non-Employee Company Optionholder”) and (y) any cash in lieu of fractional shares which such Employee Company Restricted Stockholder has the right to receive in respect of such shares of Company Capital Stock pursuant to Section 3.2(i), in each case, by wire transfer of immediately available funds to an account designated by the Surviving Corporation and (2) provide to each such Employee Company Optionholder evidence of book-entry shares representing the number of whole shares of the aggregate Parent Common Stock Consideration of such Employee Company Optionholders. Subject to compliance with Section 3.2(c) by each Employee Company Optionholder, all payments of Company Option Closing Cash Consideration shall be made (without interest) by the Surviving Corporation to the Employee Company Optionholders no later than the next regularly scheduled payroll date that is no earlier than three (3) Business Days after the Closing Date.

(c) Exchange Procedures. At least three (3) Business Days prior to the Closing, the Company shall mail or otherwise deliver, or cause the Paying Agent (solely for purposes of the Company Stockholders) to mail or otherwise deliver, to (i) each Company Stockholder a Letter of Transmittal, which shall specify that delivery shall be effected, and risk or loss and title to shares of Company Capital Stock (other than Specified Shares) shall pass, only upon proper confirmation of cancellation of the Certificates representing such shares of Company Capital Stock (other than Specified Shares), by the Paying Agent, in exchange for the amounts specified in Sections 3.2(b)(ii), 3.4(f)(iii), 3.5 and 3.7(d) and/or (ii) each Company Optionholder a Company Optionholder Participation Agreement, substantially in the form of Exhibit C attached hereto (the “Company Optionholder Participation Agreement”), which, in each such case, for the avoidance of doubt, shall include the obligation of each Company Stockholder and Company Optionholder to agree to Section 3.7 of this Agreement, together with any notice required pursuant to Section 262 (solely for purposes of such Company Stockholders) (and the Company shall, promptly following delivery of a duly executed and completed Company Optionholder Participation Agreement by a Non-Employee Company Optionholder to the Company, provide such Non-Employee Company

Optionholder’s account information contained in such Company Optionholder Participation Agreement (together with all other information reasonably required by the Paying Agent) to the Paying Agent). Subject to the satisfaction of the conditions in Article VII, in the event (x) a Company Stockholder does not deliver to the Paying Agent a duly executed and completed Letter of Transmittal at or prior to the Closing, or (y) a Company Optionholder does not deliver to the Company a duly executed and completed Company Optionholder Participation Agreement, such failure shall not alter, limit or delay the Closing; provided, that such Company Stockholder and Company Optionholder, as the case may be, shall not be entitled to receive the cash payments contemplated herein unless and until such Person delivers a duly executed and completed Letter of Transmittal and/or Company Optionholder Participation Agreement, as applicable, to the Paying Agent (in the case of a Letter of Transmittal) or the Company (in the case of a Company Optionholder Participation Agreement). Upon delivery of such duly executed Letter of Transmittal, each such Company Stockholder or Employee Company Restricted Stockholder, as applicable, to the Paying Agent, such Company Stockholder or Employee Company Restricted Stockholder, as applicable, shall be entitled to receive, subject to the terms and conditions hereof, the Company Capital Stock Merger Consideration in respect of its, his or her shares of Company Capital Stock shall forthwith be canceled. Until cancelled as contemplated by this Section 3.2(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such cancellation the Company Capital Stock Merger Consideration. Upon the delivery to the Company of a duly executed Company Optionholder Participation Agreement, each such Company Optionholder shall be entitled to receive, subject to the terms and conditions hereof, the Company Option Merger Consideration in respect of his or her Company Options. Notwithstanding anything herein to the contrary, payment by the Paying Agent to a Company Stockholder (other than an Employee Company Restricted Stockholder who has not timely filed a Section 83(b) election with the Internal Revenue Service with respect to its Company Restricted Stock) shall be made by wire transfer at Closing to the extent such Company Stockholder complies with the delivery requirements in this Section 3.2(c) at least three (3) Business Days prior to the Closing Date and, to the extent a Company Stockholder (other than an Employee Company Restricted Stockholder who has not timely filed a Section 83(b) election with the Internal Revenue Service with respect to its Company Restricted Stock) only complies with the delivery requirements in this Section 3.2(c) after such period, payment by the Paying Agent to such Company Stockholder shall be made by wire transfer within three (3) Business Days of the date of compliance with such delivery requirements.

(d) No Further Ownership Rights in Company Capital Stock. All cash paid upon the surrender of shares of Company Capital Stock in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock. From and after the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(e) No Liability. None of Parent, Merger Sub, the Company, the Equityholders’ Representative, the Paying Agent or any other Person shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Unpaid Merger Consideration. Any portion of the Paying Agent Fund which remains undistributed to the Company Stockholders or Non-Employee Company Optionholders, twelve (12) months after the Effective Time shall be delivered to Parent. Thereafter, any Company Equityholder, to the extent such Person has not theretofore complied with Section 3.2(b)(i) shall look only to Parent for, and Parent shall remain liable for the portion of the Company Capital Stock Merger Consideration and/or the Company Option Merger Consideration to which such Company Stockholders and/or Company Optionholders are entitled pursuant to this Agreement. Any such portion of the Company Capital Stock Merger Consideration and/or the Company Option Merger Consideration remaining unclaimed by the Company Stockholders and/or Company Optionholders six (6) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) Dividends. No dividends or other distributions declared with respect to shares of Parent Common Stock the record date for which is at or after the Effective Time shall be paid to any Company Stockholder who has not delivered a properly completed, duly executed Letter of Transmittal or to any Company Optionholder who has not delivered a properly completed, duly executed Company Optionholder Participation Agreement. After the delivery of such materials, the Company Stockholder or Company Optionholder, as applicable, shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Parent Common Stock which the Company Capital Stock or Company Options, as applicable, have been converted into the right to receive.

(h) Changes in Parent Common Stock. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, the definitions of Parent Common Stock Value and Aggregate Parent Common Stock Consideration shall be equitably adjusted to reflect such change.

(i) Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book‑entry shares representing fractional shares of Parent Common Stock shall be issued in exchange for shares of Company Capital Stock or in exchange for Company Options, no dividend or distribution shall be payable on or with respect to any such fractional shares, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Capital Stock or Company Options who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Parent Common Stock Value by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of shares of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to this Article III.

3.3 Transaction Costs. Simultaneously with the Closing, Parent shall pay, or cause to be paid, the non-compensatory Transaction Costs (including for the avoidance of doubt the Transaction Bonuses) by wire transfer of immediately available funds as directed by each payee thereof as set forth in the Estimated Closing Statement, except for those Transaction Costs that the Company indicates in the Estimated Closing Statement that the Company shall pay directly simultaneously with the Closing.

3.4 Post-Closing Determination of Additional Merger Consideration.

(a) From and after the Closing Date until the determination of the Final Closing Statement pursuant to this Section 3.4, Parent and the Company shall, and shall cause the Managed PCs to, permit the Equityholders’ Representative and its Representatives reasonable access to the finance personnel, accountants and properties of the WH Entities, and provide reasonable access (with the right to make copies), during business hours upon reasonable advance notice, to all of the books, records, contracts and other documents (including auditor’s work papers) of the WH Entities that are reasonably relevant to the calculations set forth in the Closing Statement or a Dispute Notice; provided, that all access pursuant to this Section 3.4(a) shall be subject to restrictions under applicable Law and access to the accountants and auditor’s work papers shall require the Equityholders’ Representative to execute and deliver a customary accountant access letter. The Equityholders’ Representative and its Representatives shall use their commercially reasonable efforts to minimize any disruption to the business in connection with such access.

(b) Following the Closing, the Parent shall prepare a calculation of (i) the Final Merger Consideration, the Final Merger Consideration Elements and the Additional Merger Consideration (if any) and (ii) an Allocation Schedule based on such calculation, in the case of each of clauses (i) and (ii), with reasonable supporting detail. The calculations described under the foregoing clauses, together with such Allocation Schedule, are collectively referred to herein as the “Closing Statement.” Parent shall deliver the Closing Statement, together with reasonable supporting detail as to each of the calculations (including with respect to the Final Merger Consideration Elements) set forth in the Closing Statement, to the Equityholders’ Representative no later than ninety (90) days following the Closing Date. The parties agree that the Closing Statement, and the component items and calculations therein, including the Final Merger Consideration Elements, shall be prepared in a manner consistent with the terms of (including the definitions contained in) this Agreement, including Exhibit B attached to this Agreement with respect to Net Working Capital. The Closing Statement shall be conclusive, final and binding on all parties unless the Equityholders’ Representative gives Parent written notice (a “Dispute Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items, within thirty (30) days after receipt of the Closing Statement (such period, the “Review Period”).

(c) Parent and the Equityholders’ Representative shall, for a period of thirty (30) days (or such longer period as Parent and the Equityholders’ Representative may agree in writing) following delivery of a Dispute Notice to Parent (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Equityholders’ Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule), and any such resolution by them as to any Disputed Items shall be conclusive, final and binding on all parties. Any Disputed Items agreed to by the Parent and the Equityholders’ Representative in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by the Equityholders’ Representative in the Dispute Notice, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all parties, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of a Dispute Notice. If at the end of the Resolution Period, Parent and the Equityholders’ Representative have been unable to resolve any differences that they may have with respect to the matters specified in the Dispute Notice, either of Parent, on the one hand, or the Equityholders’ Representative, on the other hand, may, upon written notice to the other, refer all matters that remain in dispute with respect to the Dispute Notice (the “Unresolved Matters”) for resolution to the Independent Accountant. The Independent Accountant shall act as an independent expert and shall have exclusive jurisdiction over, and resort to the Independent Accountant shall be the only recourse and remedy of the parties hereto against one another with respect to, any disputes arising out of or relating to the Closing Statement, the Disputed Items or the other matters contemplated by this Section 3.4. If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Parent and the Equityholders’ Representative shall enter into a customary engagement letter with, and to the extent necessary each party to this Agreement will waive and cause its Affiliates to waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 3.4. Within ten (10) days after the Independent Accountant has been retained, each of Parent, on the one hand, and the Equityholders’ Representative, on the other hand, shall furnish, at its own expense (in the case of the Equityholders’ Representative, on behalf of the Company Equityholders), to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter. Within five (5) Business Days after the expiration of such ten (10) day period, each of Parent, on the one hand, and the Equityholders’ Representative, on the other hand, may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter; provided, that it delivers a copy thereof substantially simultaneously to the other. With each submission, each of Parent, on the one hand, and the Equityholders’ Representative, on the other hand, may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant; provided, that it delivers a copy thereof substantially simultaneously to the other. The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the disagreement and each of Parent and the Equityholders’ Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(d) The Independent Accountant shall be directed by the Parent and the Equityholders’ Representative to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 3.4(c), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement). Parent and the Equityholders’ Representative shall direct the Independent Accountant to make its determination as to each Unresolved Matter in a written statement delivered to each of Parent and the Equityholders’ Representative, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all parties absent Fraud or manifest error; provided, that (x) the maximum liability of each Company Equityholder with respect to Fraud committed by the Company which does not involve any Fraud committed by such Company Equityholder shall be the portion of the Final Merger Consideration actually received by such Company Equityholder and (y) no Company Equityholder shall be liable for the Fraud of any other Company Equityholder. In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Parent in the Closing Statement or by the Equityholders’ Representative in the Dispute Notice or less than the lowest value for such item claimed by Parent in the Closing Statement or by the Equityholders’ Representative in the Dispute Notice. The Independent Accountant shall also determine the proportion of its fees and expenses to be paid by each of Parent, on the one hand, and the Equityholders’ Representative, on behalf of the Company Equityholders, on the other hand, based on the degree (as determined by the Independent Accountant) to which the Independent Accountant has accepted the positions of Parent and the Equityholders’ Representative. By way of example, if the Independent Accountant has determined to accept 80% of the position of Parent and 20% of the position of the Equityholders’ Representative, then 20% of the Equityholders’ Representative’s fees and expenses shall be payable by Parent and 80% of the Equityholder Representative’s fees and expenses shall be payable by the Equityholders’ Representative. For the avoidance of doubt, the Independent Accountant’s fees and expenses payable by Parent (if any) shall be paid to the Independent Accountant directly by Parent, and the Independent Accountant’s fees and expenses payable by the Equityholders’ Representative, on behalf of the Company Equityholders, (if any) shall be paid to the Independent Accountant directly by the Equityholders’ Representative from the Expense Fund.

(e) For purposes of this Agreement, the “Final Closing Statement” shall be (i) in the event that no Dispute Notice is delivered by the Equityholders’ Representative to Parent prior to the expiration of the Review Period or if the Equityholders’ Representative otherwise earlier notifies Parent in writing that that the Equityholders’ Representative has no disputes or objections to the Closing Statement, the Closing Statement delivered by Parent to the Equityholders’ Representative pursuant to Section 3.4(b), (ii) in the event that a Dispute Notice is delivered by the Equityholders’ Representative to Parent prior to the expiration of the Review Period, the Closing Statement delivered by Parent to the Equityholders’ Representative pursuant to Section 3.4(b), as adjusted pursuant to the agreement of Parent and the Equityholders’ Representative in writing, or (iii) in the event that a Dispute Notice is delivered by the Equityholders’ Representative to Parent prior to the expiration of the Review Period and Parent and the Equityholders’ Representative are unable to agree on all matters set forth in such Dispute Notice, the Closing Statement delivered by Parent to the Equityholders’ Representative pursuant to Section 3.4(b), as adjusted by the Independent Accountant to be consistent with (A) the Resolved Matters and (B) the Independent Accountant’s determination as to the calculation of the Unresolved Matters in accordance with Sections 3.4(c) and 3.4(d).

(f) Payment of the Additional Merger Consideration.

(i) If the Final Merger Consideration exceeds the Estimated Merger Consideration (the amount of such excess, the “Additional Merger Consideration”), then within five (5) Business Days after the final determination of the Final Closing Statement, Parent shall deposit, or cause to be deposited, in immediately available funds, an amount in cash in the aggregate equal to the Additional Merger Consideration, to the Paying Agent (on behalf of the Company Stockholders (other than Employee Company Restricted Stockholders) and Non-Employee Company Optionholders) and the Surviving Corporation (on behalf of the Employee Company Optionholders and Employee Company Restricted Stockholders that are entitled to payment pursuant to Section 3.1(b)), in each case, as set forth in Section 3.4(f)(iii).

(ii) If the Estimated Merger Consideration exceeds the Final Merger Consideration, then Parent shall be entitled to set-off the full amount by which the Estimated Merger Consideration exceeds the Final Merger Consideration against any amounts payable by Parent pursuant to Section 3.5.

(iii) All amounts to be paid by Parent pursuant to Section 3.4(f)(i) to the Paying Agent (on behalf of the Company Stockholders (other than Employee Company Restricted Stockholders who have not timely filed a Section 83(b) election with the Internal Revenue Service with respect to their Company Restricted Stock) and Non-Employee Company Optionholders) and the Surviving Corporation (on behalf of the Employee Company Optionholders and Employee Company Restricted Stockholders who have not timely filed a Section 83(b) election with the Internal Revenue Service with respect to their Company Restricted Stock that are entitled to payment pursuant to Section 3.1(b)), shall be made as follows:

(A)
to the Paying Agent (on behalf of the holders of Company Capital Stock (other than Specified Shares and Company Restricted Stock held by Employee Company Restricted Stockholders who have not timely filed a Section 83(b) election with the Internal Revenue Service with respect to such Company Restricted Stock) immediately prior to the Effective Time), an amount with respect to each such holder of Company Capital Stock equal to the product of (x) the Per Share Portion, multiplied by (y) the Additional Merger Consideration, multiplied by (z) the aggregate number of such shares of Company Capital Stock held by such holder of Company Capital Stock immediately prior to the Effective Time; and
(B)
to the Paying Agent (on behalf of the Non-Employee Company Optionholders that hold any Vested Company Options immediately prior to the Effective Time that are entitled to payment pursuant to Section 3.1(b)), an amount equal to the product of (x) the Per Share Portion, multiplied by (y) the Additional Merger Consideration, multiplied by (z) the aggregate Exercise Number with respect to the Vested Company Options held by such Non-Employee Company Optionholders outstanding immediately prior to the Effective Time;
(C)
to the Surviving Corporation (on behalf of the Employee Company Optionholders that are entitled to payment pursuant to Section 3.1(b)) an amount equal to the product of (x) the Per Share Portion, multiplied by (y) the Additional Merger Consideration, multiplied by (z) the aggregate Exercise Number with respect to the Vested Company Options held by Employee Company Optionholders outstanding immediately prior to the Effective Time that are entitled to payment pursuant to Section 3.1(b); and
(D)
to the Surviving Corporation (on behalf of the Employee Company Restricted Stockholders who have not timely filed a Section 83(b) election with the Internal Revenue Service with respect to their Company Restricted Stock that are entitled to payment pursuant to Section 3.1(b)) an amount equal to the product of (x) the Per Share Portion, multiplied by (y) the Additional Merger Consideration, multiplied by (z) the aggregate number of shares of Company Restricted Stock held by such Employee Company Restricted Stockholder immediately prior to the Effective Time.
(E)
Parent shall, promptly (and, in any event within, five (5) Business Days) following satisfaction of its obligations under Section 3.4(f)(i), cause to be paid from the proceeds in the Paying Agent Fund, to each such Company Stockholder the amounts deposited in the Paying Agent Fund on behalf of each such Company Stockholder pursuant to Sections 3.4(f)(iii)(A) – (B).
(g)
All payments pursuant to this Section 3.4 shall be treated as an adjustment to the Final Merger Consideration for all federal, state and local income Tax purposes, unless otherwise required by applicable Law.

3.5 Deferred Purchase Price.

(a) First Anniversary Merger Consideration.

(i) No later than ten (10) Business Days prior to the first (1st) anniversary of the Closing Date, the Equityholders’ Representative shall deliver to Parent an updated Allocation Schedule with respect to the First Anniversary Merger Consideration and the Second Anniversary Merger Consideration together with reasonable supporting detail.

(ii) On the first (1st) anniversary of the Closing Date, Parent shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, First Anniversary Merger Consideration in accordance with the provisions of Section 3.4(f)(iii), which shall apply mutatis mutandis.

(b) Second Anniversary Merger Consideration. On the second (2nd) anniversary of the Closing Date, Parent shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the Second Anniversary Merger Consideration in accordance with the provisions of Section 3.4(f)(iii), which shall apply mutatis mutandis.

(c) All payments pursuant to this Section 3.5 shall be treated as an adjustment to the Final Merger Consideration for all federal, state and local income Tax purposes, unless otherwise required by applicable Law.

3.6 Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Company, Parent and any other applicable withholding agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of applicable Tax Law. The withheld amounts shall be paid over to the appropriate taxing authority and, to the extent such withheld amounts are so paid over, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.7 Equityholders’ Representative Matters.

(a) Appointment; Power of Attorney.

(i) At the Effective Time and without further act of the Company or any Company Equityholder, the Equityholders’ Representative shall be appointed as exclusive agent and true and lawful attorney in fact for each Company Equityholder under this Agreement, the Paying Agent Agreement and under the Equityholders’ Representative Engagement Agreement, for and on behalf of the Company Equityholders, including to give and receive notices and communications and to take or refrain from taking any and all action on behalf of the Company Equityholders pursuant to this Agreement, the Paying Agent Agreement and the Equityholders’ Representative Engagement Agreement which the Equityholders’ Representative deems necessary or appropriate in its sole discretion, including in connection with the determination of the Final Merger Consideration and incurring and paying expenses on behalf of the Company Equityholders. Notwithstanding the foregoing, the Equityholders’ Representative shall have no obligation to act on behalf of the Company Equityholders, except as expressly provided herein, in the Paying Agent Agreement and in the Equityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Equityholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Person acting as Equityholders’ Representative may resign at any time and may be changed from time to time by approval of the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an As-Converted Basis immediately prior to the Effective Time upon not less than fifteen (15) calendar days’ prior written notice to Parent and the current Equityholders’ Representative. Any vacancy in the position of Equityholders’ Representative may be filled by approval of the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an As-Converted Basis immediately prior to the Effective Time. The powers, immunities and rights to indemnification granted to the Equityholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Equityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Equityholder of the whole or any fraction of his, her or its interest in the First Anniversary Merger Consideration or the Second Anniversary Merger Consideration. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement, the Equityholders’ Representative Engagement Agreement or the Paying Agent Agreement. Notices or communications to or from the Equityholders’ Representative shall constitute notice to or from each of the Company Equityholders, as applicable.

(ii) Certain Company Equityholders have entered into an engagement agreement (the “Equityholders’ Representative Engagement Agreement”) with the Equityholders’ Representative to provide direction to the Equityholders’ Representative in connection with its services under this Agreement, the Paying Agent Agreement and the Equityholders’ Representative Engagement Agreement (such Company Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Equityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholders’ Representative Group”) shall be liable for any act done or omitted hereunder, under the Paying Agent Agreement or under the Equityholders’ Representative Engagement Agreement as or by the Equityholders’ Representative except for its own Fraud, willful misconduct or willful breach of the obligations hereunder.

(b) Actions of the Equityholders’ Representative. A decision, act, consent or instruction of the Equityholders’ Representative (acting in its capacity as the Equityholders’ Representative) under this Agreement, the Paying Agent Agreement or the Equityholders’ Representative Engagement Agreement

shall constitute a decision of all the Company Equityholders and shall be final, conclusive and binding upon each such Company Equityholder and such Company Equityholder’s successors as if expressly confirmed and ratified in writing by such Company Equityholder, and all defenses which may be available to any Company Equityholder to contest, negate or disaffirm the action of the Equityholders’ Representative taken in good faith under this Agreement, the Paying Agent Agreement or the Equityholders’ Representative Engagement Agreement are waived, and Parent may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each such Company Equityholder. Each of Parent, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by any of Parent, Merger Sub or the Surviving Corporation in accordance with such decision, act, consent or instruction of the Equityholders’ Representative.

(c) Limitation on Liability; Indemnification.

(i) The Equityholders’ Representative shall incur no liability to any of the Company Equityholders with respect to any action taken, omitted to be taken, or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized, nor for any other action or inaction except its own Fraud, willful misconduct or willful breach. The Equityholders’ Representative may, in all questions arising under this Agreement, the other Transaction Documents or any other agreement, document, instrument or certificate referred to herein or therein or executed in connection herewith or therewith, rely on the advice of counsel, accountants and other advisors, and the Equityholders’ Representative shall not be liable to any of the Company Equityholders for anything done, omitted or suffered in good faith by the Equityholders’ Representative based on such advice. The Equityholders’ Representative is authorized by each of the Company Equityholders to incur expenses on behalf of the Company Equityholders in acting hereunder. If the Equityholders’ Representative shall incur any losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, the “Equityholders’ Representative Expenses”), each of the Company Equityholders will, on the written request of the Equityholders’ Representative, reimburse the Equityholders’ Representative for its Pro Rata Portion of such Equityholders’ Representative Expense. Such Equityholders’ Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the First Anniversary Merger Consideration or the Second Anniversary Merger Consideration otherwise distributable to the Company Equityholders at the time of distribution, and third, directly from the Company Equityholders. The term “Pro Rata Portion” means, with respect to a given Company Equityholder and a given amount (such given amount, the “Divisible Share”), (i) a fraction, the numerator of which is the amount of consideration actually distributed to such Person pursuant to Section 3.1 at the relevant time of determination and the denominator of which is the Final Merger Consideration, multiplied by (ii) the Divisible Share.

(ii) Each Company Equityholder agrees to indemnify, defend and hold harmless the Equityholders’ Representative Group from and against its respective Pro Rata Portion of any and all Equityholders’ Representative Expenses which may at any time be imposed on, or incurred by, or asserted against the Equityholders’ Representative Group in any way relating to or arising out of or in connection with the acceptance or administration of the Equityholders’ Representative’s duties hereunder, under the Paying Agent Agreement, under the Equityholders’ Representative Engagement Agreement or under any other Transaction Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Company Equityholder shall be liable for any of the foregoing to the extent they directly arise from the Equityholders’ Representative’s fraud, willful misconduct or willful breach. The Company Equityholders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Paying Agent Agreement, the

Equityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Equityholders’ Representative shall not be required to take any action unless the Equityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Equityholders’ Representative in performing such actions.

(d) Upon the Closing, Parent shall wire to an account designated by the Equityholders’ Representative $150,000 (the “Expense Fund” and such amount, the “Expense Fund Amount”). The Expense Fund shall be held by the Equityholders’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Equityholders’ Representative for any Equityholders’ Representative Expenses incurred pursuant to this Agreement, the Paying Agent Agreement or the Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Equityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Equityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Company Equityholders will not receive any interest on the Expense Fund and assign to the Equityholders’ Representative any such interest. Subject to Advisory Group approval, the Equityholders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Equityholders. As soon as reasonably determined by the Equityholders’ Representative that the Expense Fund is no longer required to be withheld, the Equityholders’ Representative shall distribute the remaining Expense Fund, if any, to the Paying Agent and/or the Surviving Corporation, as applicable, for further distribution to the Company Equityholders in accordance with the provisions of Section 3.4(f)(iii), which shall apply mutatis mutandis.

(e) The Equityholders’ Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Equityholder or other party.

3.8 Private Placement; Non-Accredited Investors.

(a) The parties understand and agree that the shares of Parent Common Stock to be issued and transferred as contemplated in this Agreement as part of the consideration for the Merger to Company Stockholders and Company Optionholders have not been registered under the securities Laws of the United States, including the Securities Act, or any other jurisdiction and will be issued and transferred pursuant to a “private placement” exempt from registration under the Securities Act by virtue of Regulation D promulgated thereunder. The shares of Parent Common Stock comprising such consideration will be characterized as “restricted securities” under the Securities Act and may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act. Any book entries recording the record ownership of shares of Parent Common Stock (it being understood and agreed by the parties that the shares of Parent Common Stock are uncertificated) shall bear such annotations as Parent may reasonably deem necessary and desirable in connection therewith. Notwithstanding the foregoing, the shares of Parent Common Stock received as part of the consideration for the Merger may only be transferred pursuant to Rule 144 of the Securities Act.

(b) Notwithstanding anything to the contrary in this Agreement, the shares of Parent Common Stock comprising such consideration for the Merger shall only be issued to Accredited Investors. In order for Parent to verify that a Company Stockholder or Company Optionholder is an Accredited Investor, each such Company Stockholder or Company Optionholder to whom shares of Parent Common Stock are to be issued in the Merger shall have either (i) made to Parent in writing such customary representations and warranties as may be reasonably required by Parent or (ii) duly executed and completed a Letter of Transmittal or Company Optionholder Participation Agreement in accordance with terms herein, and confirmed in such document that such Person is an Accredited Investor. Notwithstanding anything to the contrary in this Agreement, no shares of Parent Common Stock shall be issued in the Merger to a Non-Accredited Investor and, in lieu thereof, a Non-Accredited Investor shall be entitled to receive, at the Effective Time, an amount in cash determined by multiplying the number of shares of Parent Common Stock that would have been issued by the Parent Common Stock Value. For the purposes of this Agreement, “Non-Accredited Investor” means a Person who is not an Accredited Investor as determined in good faith by Parent, and “Accredited Investor” means a Person that is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, or would otherwise be excluded under Rule 501(e)(1) under the Securities Act from any calculation of the number of purchasers of shares of Parent Common Stock in the Merger, as determined in good faith by Parent, in each case after taking into consideration such information as deemed relevant by Parent.

(c) At any time following the six (6) month anniversary of the Closing Date, upon written notice by any Company Stockholder or Company Optionholder that receives Parent Common Stock as consideration for the Merger, Parent shall use commercially reasonable efforts to (i) if required by the Parent’s transfer agent, reasonably promptly cause its legal counsel to deliver to Parent’s transfer agent an appropriate opinion letter, at such transferor’s sole cost and expense, to the effect that such Parent Common Stock held by the Company Stockholder or Company Optionholder may be resold pursuant to Rule 144 of the Securities Act and (ii) instruct Parent’s transfer agent to remove any restrictive legend applicable to such Parent Common Stock proposed to be transferred; provided, that each of clauses (i) and (ii) above are subject to compliance with any applicable requirements of Rule 144 of the Securities Act; provided, further, that Parent’s obligation to comply with this Section 3.8(c) shall be conditioned upon such transferor timely providing customary representations and warranties and other documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws and which are reasonably acceptable to the Parent, its counsel and/or its transfer agent in connection therewith.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

4.1 Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate all of its assets, rights and properties and to carry on its business as it is now being conducted.

(b) The Company is duly licensed or qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the assets, rights and properties owned, leased or operated by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the WH Entities, taken as a whole.

(c) The Company has made available to Parent complete and correct copies of the minutes of the meetings of the board of directors (or similar governing body) and stockholders (or other equityholders) and all executed written consents of the board of directors (or similar governing body) and stockholders (or other equityholders) of the WH Entities, certificate of incorporation, bylaws and other organizational or constituent documents of the WH Entities, each as amended, modified, supplemented or restated to the date of this Agreement, and the WH Entities are not in violation of any of the provisions contained in such organizational, constituent or other documents in any material respect.

4.2 Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the other agreements, documents, instruments or certificates contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated hereby (collectively, the “Company Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action of the Company. This Agreement has been, and each of the Company Documents will be, at or prior to the Closing, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) Except for the Requisite Stockholder Approval, no vote, approval or consent of the holders of any class or series of capital stock or equity securities of the WH Entities is necessary to adopt, approve or permit the entry into this Agreement, any Company Document or the Transactions, or approve the consummation of the transactions contemplated hereby and thereby.

(c) None of the WH Entities beneficially own any shares of Parent Common Stock or any options, warrants or other rights to acquire shares of Parent Common Stock.

4.3 Noncontravention. Except as set forth in Section 4.3 of the Company Disclosure Schedule, and assuming the filing of the amendment to the Company Charter pursuant to Section 6.17, neither the execution and delivery of this Agreement and the Company Documents by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the terms or provisions hereof and thereof, will (i) conflict with or violate any provision of the Company Charter, the Company Bylaws or other organizational or governing documents of the WH Entities or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, violate any Law, Privacy Policy or Order applicable to the WH Entities or any of their assets, rights or properties, (B) with or without notice, lapse of time or both, breach, violate, conflict with or constitute a default or event of default under any of the terms, conditions or provisions of any Contract or require any notice or consent under any Contract, or accelerate or give rise to a right of termination, modification, cancellation or acceleration of any of the WH Entities’ obligations under any such Contract or to the loss of any benefit or increase any obligations under a Contract, (C) with or without notice, lapse of time or both, breach, violate, conflict with or constitute a default under any Permit by which the WH Entities or their respective assets, rights or properties are bound, or (D) result in the creation of any Lien (other than any Permitted Lien) on any assets, rights or properties of the WH Entities, except, in the case of clause (ii), for such violations, defaults, accelerations, rights, modifications, losses and Liens as would not reasonably be expected to be, individually or in the aggregate, material to the WH Entities, taken as a whole.

4.4 Governmental Approvals. Except for the filing and effectiveness of the Charter Amendment and the Certificate of Merger, no Permits, consents, authorizations, waiting period expirations or terminations, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement and the Company Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, other than such other consents, authorizations, waiting period expirations or terminations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to be, individually or in the aggregate, material to the WH Entities, taken as a whole.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 16,400,000 shares of Company Common Stock, 2,961,837 shares of Company Series A Preferred Stock, 2,699,918 shares of Company Series A-1 Preferred Stock and 233,986 shares of Company Series A-2 Preferred Stock. As of the date hereof, the only Securities issued and outstanding or reserved for issuance are the following: (i) 8,613,793 shares of Company Common Stock (including 0 shares of Company Restricted Stock), (ii) 2,961,837 shares of Company Series A Preferred Stock, (iii) 2,699,918 shares of Company Series A-1 Preferred Stock, (iv) 233,986 shares of Company Series A-2 Preferred Stock, (v) 192,559 shares of Company Common Stock may be acquired upon exercise of outstanding Company Options, (vi) 852,452 shares of Company Common Stock are reserved under the Company Stock Option Plan but not subject to any outstanding Company Options and (vii) 5,895,741 shares of Company Common Stock reserved for issuance upon conversion of the outstanding shares of Company Preferred Stock. All issued and outstanding shares of Company Capital Stock have been, and on the Closing Date will be, duly authorized and validly issued, fully paid, nonassessable, issued in compliance with all applicable Laws concerning the issuance of securities and the certificate of incorporation, bylaws and other governing documents of the Company and free of preemptive or other similar rights. No shares of Company Capital Stock are owned by the WH Entities.

(b) Section 4.5(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all holders of outstanding (i) shares of Company Common Stock, including the number of shares of Company Common Stock held by such holders, and with respect to any Company Restricted Stock, (x) the date on which such shares of Company Restricted Stock were granted, (y) the date(s) on which such Company Restricted Stock is scheduled to vest, and (z) the portion of any such Company Restricted Stock that is eligible for accelerated vesting in connection with a change in control of the Company, (ii) shares of Company Series A Preferred Stock (and the number of shares of Company Common Stock into which such Company Series A Preferred Stock may be converted), (iii) shares of Company Series A-1 Preferred Stock (and the number of shares of Company Common Stock into which such Company Series A-1 Preferred Stock may be converted), (iv) shares of Company Series A-2 Preferred Stock (and the number of shares of Company Common Stock into which such Company Series A-2 Preferred Stock may be converted) and (v) Company Options, and, in the case of each Company Option, (A) the price per share at which such Company Option may be exercised, (B) the number of shares of Company Common Stock subject to each such Company Option, (C) the date on which each Company Option was granted, (D) the date(s) on which each Company Option is scheduled to vest, (E) the portion of any such Company Option that is eligible for accelerated vesting and exercisability in connection with a change in control of the Company and (F) the date on which each Company Option expires (in the cases of clauses (D) and (E), without regard to the Transactions).

(c) Except as set forth in Section 4.5(b) of the Company Disclosure Schedule, as of the date hereof, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any Promised Options, subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, pre-emptive rights, Contracts, agreements, arrangements, understandings or other commitments of any kind for the purchase or issuance of Securities, (vi) no “phantom stock” or similar obligations of the Company, (vii) no Contracts requiring the Company to acquire any equity interest of any other Person, and (viii) no other obligations by the Company to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(d) Immediately following the consummation of the Transactions, Parent will be the sole owner, directly or indirectly, of any and all issued and outstanding shares of capital stock or other equity securities of the Company, and all other securities exercisable or exchangeable for, or convertible into, any such shares of capital stock or other equity securities of the Company, including, without limitation, all shares of Company Common Stock, notwithstanding that any such shares of Company Common Stock are currently subject to a Company Option, it being agreed that all such Company Options will be cancelled in connection with the Transactions.

4.6 Subsidiaries and Managed PCs.

(a) The Company does not currently own or control, directly or indirectly, any ownership interest in any other Person or Subsidiary.

(b) The Managed PCs are set forth on Section 4.6(b) of the Company Disclosure Schedule. The Managed PCs have been duly incorporated, formed or organized, are validly existing and in good standing under the Laws of their respective jurisdiction of incorporation, formation or organization and have all the requisite power and authority to own, lease and operate all of their respective properties, rights and assets and to conduct their respective businesses as they are now being conducted. The Company has previously made available to Parent true, correct and complete copies of the organizational documents of the Managed PCs. The Managed PCs are not in material violation of any provision of their organizational documents. Each Managed PC is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership, operation or lease of property or the nature of the business conducted by it or the character or location of its activities, assets, rights, and properties owned, leased or operated by it is such as to require it to be so licensed or qualified or in good standing, as applicable. A list of each Managed PCs number of shares of its authorized capital stock or equity securities, the number and class of shares or securities thereof duly issued and outstanding, the names of its stockholders or equityholders and the number of shares of stock or securities, or the amount of equity, owned by each such stockholder or equityholder is set forth in Section 4.6(b) of the Company Disclosure Schedule.

4.7 Financial Statements; Undisclosed Liabilities.

(a) Section 4.7(a) of the Company Disclosure Schedule sets forth (A) the unaudited balance sheets and statements of income and cash flows as at and for the fiscal years ended 2022 and 2021 of the Company and (B) the unaudited balance sheets and statements of income and cash flows as at and for the one (1) month ended January 31, 2023 of the Company (the financial statements referred to in clauses (A) and (B), collectively, the “Financial Statements”).

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Schedule, the Financial Statements have been prepared from the books and records of the WH Entities and in accordance with GAAP consistently applied for the relevant periods involved and fairly present, in all material respects, the consolidated financial position, the results of operations and cash flows of the WH Entities, at the dates and for the periods to which each respective statement relates (subject to changes resulting from normally recurring year-end audit adjustments, which are not, individually or in the aggregate, material, and to the absence of certain footnotes).

(c) The WH Entities do not have any Liabilities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except (i) liabilities reflected or reserved against on the balance sheet of the WH Entities as of January 31, 2023 (the “Balance Sheet Date”) included in the Financial Statements, (ii) liabilities incurred after the Balance Sheet Date in the ordinary course of business (none of which results from or arises out of any breach of or default under any Contract, breach of warranty, tort, infringement or violation of Law), (iii) liabilities incurred by the WH Entities in connection with the execution of this Agreement) and which are not material and adverse to the WH Entities and (iv) any executory obligations (that are not for breach of Contract or breach of warranty) arising under any Contracts to which the WH Entities are a party.

(d) No WH Entity is a party to, nor has any commitment to become a party to any material off-balance sheet partnership or any similar Contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among any WH Entity, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) Each WH Entity’s (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. To the Knowledge of the Company, there has not been any Fraud that involves any director, officer, principal, manager or other employee of the WH Entities.

(f) All accounts receivable reflected in the Financial Statements (i) represent bona fide claims against debtors for sales, services performed or other charges arising in the ordinary course of business and (ii) are not subject to dispute other than ordinary course billing disputes, subject to any reserves for bad debts reflected in Section 4.7(f) of the Company Disclosure Schedule.

(g) The WH Entities do not have any unpaid Indebtedness and/or Transaction Costs that are not included in or reflected in the calculation of Estimated Merger Consideration as of the Closing.

4.8 Absence of Certain Changes.

(a) Since the Balance Sheet Date, except for the transactions contemplated hereby, the business of the WH Entities has been conducted in all material respects, in the ordinary course of business.

(b) Since the Balance Sheet Date, no action has been taken with respect to the WH Entities which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Section 6.1(b).

(c) Since the Balance Sheet Date, no Effect or Effects has occurred that, individually or in the aggregate, has or have had, or would reasonably be expected to have, a Company Material Adverse Effect.

4.9 Legal Proceedings; Orders.

(a) There is no pending or, to the Knowledge of the Company, threatened Action by or against the WH Entities or affecting the assets, rights or properties thereof, or any current or former director, officer or employee of the WH Entities in his or her capacity as such, whether or not by or before any Governmental Authority, in each case, that (i) relate to the transactions contemplated hereby, (ii) that would reasonably be likely to result in a Liability to the Company in excess of $50,000 (without giving effect to any potential Tax benefit or insurance recovery relating thereto), (iii) that seeks non-monetary or equitable relief or (iv) that would reasonably be expected, individually or in the aggregate, to be material to the WH Entities, taken as a whole. There are no material outstanding unsatisfied judgments of any kind against the WH Entities.

(b) The WH Entities or any of their respective assets, rights or properties are not subject to any outstanding Order and, to the Knowledge of the Company, there are no claims, allegations or complaints against the products and services of the WH Entities under any theory, including strict liability, product liability, negligence, failure to warn, warranty or indemnity, other than claims for customer support in the ordinary course of business.

4.10 Compliance With Laws; Permits.

(a) The WH Entities are, and have, at all times since January 1, 2021, been, in compliance with all applicable Laws in all material respects. The WH Entities have not received, nor, to the Knowledge of the Company, is there any basis for, any notice, order, complaint, warning letter or other communication from any Governmental Authority or any other Person that the WH Entities have any Liability under any applicable Law or that it is not or has at any time since January 1, 2021 not been in compliance with any applicable Law. To the Knowledge of the Company, no investigation or review by any Governmental Authority regarding a violation of any applicable Law with respect to the WH Entities has occurred since January 1, 2021 or is pending or threatened.

(b) Since January 1, 2021, none of the WH Entities or any of their respective officers, directors, members of senior management or employees, or, to the Knowledge of the Company, any agent, representative, sales intermediary, or other third party, in each case, acting on behalf of the WH Entities, has, directly or indirectly, (i) taken any action which caused it to be in violation of any Law or Order of any applicable anti-corruption Law or any Law involving Fraud, false claims, conflicts of interest, or illegal briber or gratuities, including the Procurement Integrity Act (41 U.S.C. Chapter 21), the False Claims Acts (18 U.S.C. 287 and 31 U.S.C. 3729-3733) Bribery, Graft and Conflict of Interest Laws (18 U.S.C. 201 et. Seq.), including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1 et seq.), as amended (the “FCPA”), the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act 2010, or any other applicable anti-corruption Law of a similar nature (“Anti-Corruption Laws”) or (ii) made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (A) influencing any official act or decision of such official, party or candidate, (B) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (C) securing any improper advantage, in the case of (A), (B) and (C) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. None of the WH Entities or any of their respective officers, directors, or employees, or, to the Knowledge of the Company, any agent, representative, sales intermediary, or other third party, in each case, acting on behalf of the WH Entities, has, directly or indirectly, made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. The WH Entities maintain, and have caused each of their Affiliates to maintain, processes and employee training that are reasonable to ensure material compliance with all Anti-Corruption Laws. None of the WH Entities or any of their respective officers, directors, or employees, or, to the Knowledge of the Company, any agent, representative, sales intermediary, or other third party, in each case, acting on behalf of the WH Entities, is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Law, including any disclosures to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any contract with any Governmental Authority or any bid with any Governmental Authority.

(c) None of the WH Entities or any of its respective officers, directors, members of senior management or employees, or, to the Knowledge of the Company, any agent, representative, sales intermediary, or other third party, in each case, acting on behalf of the WH Entities, is currently subject to, and the WH Entities maintains a system of internal controls sufficient to provide reasonable assurance, on a regularly scheduled basis, that none of such Persons is subject to, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(d) The WH Entities are in possession of all Permits necessary for the WH Entities to lawfully own, lease and operate their assets and properties and to lawfully carry on their business as it is now being conducted and is proposed to be conducted (the “WH Entities Permits”), a complete and correct list of which is set forth in Section 4.10(d) of the Company Disclosure Schedule. The WH Entities are and have at all times since January 1, 2021 been in compliance with all such WH Entities Permits. No suspension, cancellation, modification, revocation or nonrenewal of any WH Entities Permit has occurred, or, to the Knowledge of the Company, is pending or threatened. The WH Entities will continue to have the use and benefit of all WH Entities Permits immediately following consummation of the transactions contemplated by this Agreement and the Company Documents.

(e) The WH Entities have not since January 1, 2021 conducted any formal and material internal investigation concerning any alleged violation of any applicable Law or WH Entities Permit by the WH Entities or any of their officers, directors, employees, members of senior management, or agents, representatives, sales intermediaries, or other third parties (regardless of the outcome of such investigation) for which (1) the penalty, fee or other costs for such violation could exceed $25,000 and/or the loss of any WH Entities Permit and/or could result in a criminal conviction of the WH Entities or any of their officers, directors, employees, members of senior management, or agents, representatives, sales intermediaries, or other third parties or (2) it has engaged the services of outside legal counsel or an accounting firm.

(f) The WH Entities make commercially reasonable efforts to vet and monitor all vendors and subcontractors and their respective personnel that are utilized in connection with the Business.

(g) Section 4.10(g) of the Company Disclosure Schedule contains a list of all internal audits and external audits conducted by any Person since January 1, 2021 regarding the WH Entities. All areas of non-compliance or deficiency have been cured, in all material respects.

4.11 Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a complete and correct list (enumerated by applicable headings) of all of the following Contracts to which the WH Entities are a party or by which the WH Entities, or any of their respective assets, rights or properties, is otherwise bound as of the date of this Agreement (other than Benefit Plans) (the “Material Contracts”):

(i) (A) Contracts with Material Suppliers and (B) Contracts with annual revenue or spend in excess of $100,000;

(ii) Contracts that (A) involve any capital commitment or capital expenditure of $50,000 (or the equivalent in other currencies) or more, in the aggregate, or (B) require performance by the WH Entities more than one year from the date hereof that, in each of the case of clauses (A) and (B), are not terminable by the WH Entities without premium or penalty on notice of sixty (60) calendar days’ or less;

(iii) joint venture, collaboration, strategic alliance, partnership, stockholder, limited liability or other similar Contract or otherwise involving an investment or any sharing of profits, losses, costs or liabilities by the WH Entities with any other Person;

(iv) Contracts providing for the acquisition or disposition by the WH Entities of any business, Real Property, division or product line, or the capital stock of any other Person;

(v) Contracts providing for (A) the incurrence, guarantee or assumption of outstanding Indebtedness or (B) debt payable to the WH Entities or Affiliates;

(vi) Contracts (A) limiting or prohibiting the ability of the WH Entities to incur Indebtedness or create Liens on assets, rights or properties owned by the WH Entities, (B) creating any Lien (other than Permitted Liens) upon any assets, rights or properties of the WH Entities (other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business) or (C) limiting or prohibiting the ability of the WH Entities to make distributions or pay dividends;

(vii) Real Property Leases, together with any amendments thereto;

(viii) Contracts related to Intellectual Property (other than non-disclosure agreements entered into in the ordinary course of business, non-exclusive in-bound license agreements for generally commercially available software or software as a service offerings with one-time or annual fees that do not exceed $100,000 and non-exclusive out-bound license agreements granted to customers in the ordinary course of business), but including all (A) source code escrow agreements, and (B) “open source” or similar software licenses to the extent required to be disclosed pursuant to Section 4.12(f);

(ix) HIPAA business associate agreements with each Person that is a “covered entity” or “business associate” (as such terms are defined in 45 C.F.R. § 160.103);

(x) Contracts containing provisions that (A) prohibit the WH Entities from competing in any respect in any line of business, service or product or in any geographic area, (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service, (C) grant any right of first refusal, right of first offer or similar right to acquire exclusive rights or ownership with respect to any service, product or Intellectual Property, (D) require the purchase of all or a given portion of the WH Entities’ requirements for products or services from any Person, or any other similar provision and/or (E) grant preferred pricing, price reduction, “most favored nation” or similar rights to any Person;

(xi) Contracts with any labor union, works council, trade union or association, or other labor relations entity representing any Employee or any collective bargaining Contract (each of the foregoing, a “Labor Agreement”);

(xii) Contracts providing for a settlement of any pending or threatened Action against the WH Entities, whether or not by or before any Governmental Authority, other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors of the WH Entities in the ordinary course of business or (B) settlement agreements entered into more than one (1) year prior to the date of this Agreement under which the WH Entities has any continuing Liabilities, rights or obligations (excluding customary releases); provided, that, the foregoing exceptions in clauses (A) and (B) do not apply to Contracts related to Intellectual Property;

(xiii) any Contracts with any Governmental Authority;

(xiv) any voting agreement, voting trust, stockholder agreement or registration rights agreement; and

(xv) any Affiliate Agreements; and

(xvi) any other Contract or arrangement that has been entered into outside of the ordinary course of business.

(b) Each Material Contract is valid and binding on the WH Entities to the extent a WH Entity is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms. The WH Entities and, to the Knowledge of the Company, each of the other parties thereto, are not in material breach of, default or violation under, any of such Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation in any material respect. The WH Entities have not received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the WH Entities under any such Material Contract, including written suspensions, stop work orders, cure notices, show cause notices, or letters of concerns. A true, correct and complete copy of each Material Contract has been made available by the Company to Parent.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property registrations and applications owned by the WH Entities (“Registered Intellectual Property”). All Registered Intellectual Property is subsisting, all pending applications for Registered Intellectual Property have been validly applied for, and all registrations for Registered Intellectual Property are unexpired, valid and enforceable. The WH Entities exclusively own all of the Registered Intellectual Property and all other material Intellectual Property owned or purported to be owned by them, free and clear of all Liens (except for Permitted Liens).

(b) The conduct of the Business does not infringe, violate or misappropriate (“Infringe”), and since January 1, 2021 has not Infringed, the Intellectual Property of any Person in any material respect, and since January 1, 2021 no Person has alleged the same in writing (including cease and desist letters or invitations to take a patent license). To the Knowledge of the Company, no third Person is Infringing any Intellectual Property owned or purported to be owned by the WH Entities.

(c) The WH Entities take all commercially reasonable actions to protect and maintain their trade secrets and material confidential information and their exclusive ownership of their proprietary Intellectual Property. All current and former employees and independent contractors who have created, invented or developed any Intellectual Property on behalf of the WH Entities have assigned to the Company or the Managed PCs, as applicable, in writing all of their rights in the same, and, to the Company’s Knowledge, no Person is contesting the provisions of or is in breach or default of any such agreement.

(d) The WH Entities are in compliance in all material respects with all applicable Laws, binding industry standards and all internal and posted policies and procedures with respect to the integrity, operation, redundancy, disaster recovery and security of the Systems used by the WH Entities in the conduct of the Business. There has been no material outage, corruption, or unauthorized access to the Systems used by the WH Entities in the conduct of the Business. .

(e) All of the Systems owned or controlled by the WH Entities (including those made available to customers) operate substantially in accordance with their respective specifications.

(f) Section 4.12(f) of the Company Disclosure Schedule sets forth an accurate and complete list of all Software subject to an “open source,” “copyleft” or similar license (“OSS Code”) that is incorporated in, embedded, linked or distributed with the WH Entities’ products and services, including in such listing the component used, the manner in which it used, and the license and version number under which such OSS Code is used. The WH Entities have taken commercially reasonable steps to monitor their use of OSS Code, and no proprietary Software of the WH Entities incorporates, is derived from, is based upon or otherwise interacts with any software subject to an “open source” or similar license in any manner that would require the licensing, offer or provision of source code to others if the applicable software is licensed, made available, distributed or conveyed to others. The WH Entities are in compliance with all notice and attribution requirements set forth in each license for OSS Code.

(g) No Person, other than the WH Entities or their respective employees, contractors and service providers who have a need to know and are bound by confidentiality obligations, has accessed or possessed (or has any current or contingent right to access or possess) any proprietary source code owned by the WH Entities. Neither this Agreement nor the transactions contemplated herein will entitle any Person to demand access to any such source code.

4.13 Privacy and Data Security Matters.

(a) The WH Entities have taken reasonable measures to protect and maintain the privacy and security of Personal Data Processed by or on behalf of the WH Entities, including physical, administrative and technical safeguards. Without limiting the foregoing, the WH Entities have (A) acquired any consents required by applicable Information Privacy Laws from data subjects for the Processing of Personal Data by the WH Entities and its Personal Data Processors, and (B) all rights and licenses to Process Personal Data in the manner Processed by the WH Entities or any Personal Data Processor on behalf of the WH Entities.

(b) The WH Entities are in compliance in all material respects with all Information Privacy Laws, their contractual commitments with respect to the Processing of Personal Data, all applicable Privacy Policies, and the consents and authorizations pursuant to which the Personal Data was Processed by or on behalf of the WH Entities.

(c) There has been no unauthorized access to, or use or disclosure of, Personal Data Processed by or on behalf of the WH Entities for which notification to any affected individual, any third party, any Governmental Authority, or the media has been required by any Information Privacy Laws or contractual commitments, and the WH Entities are not planning to provide any such notification or in the process of conducting an investigation regarding whether any such notification is required.

(d) The WH Entities have in place reasonable information security procedures, which are communicated to employees. True and correct copies of all current internal and customer or user-facing Privacy Policies of the WH Entities have been provided to Parent. The WH Entities have posted a Privacy Policy governing the use of Personal Data collected using any website provided by the WH Entities.

4.14 Employee Benefits Matters.

(a) Section 4.14(a) of the Company Disclosure Schedule lists each material Benefit Plan. The Company has made available to Parent correct and complete copies of (A) each Benefit Plan and amendment thereto or written summaries to the extent a Benefit Plan is not in writing, (B) the most recent summary plan descriptions and material modifications thereto, (C) the most recent annual report (Form 5500), (D) the most recent Internal Revenue Service determination letter or opinion letter for any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (E) all non-routine filings with any Governmental Authority with respect to each Benefit Plan, and (F) all current trust agreements, insurance contract or policy, group annuity contract, and any other funding arrangement and the most recent actuarial valuation report. No Benefit Plan covers, or has ever covered, Employees outside of the United States. The Company has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or materially change the benefits provided under any Benefit Plan.

(b) Each Benefit Plan is, and has been, established, registered, amended, funded, administered and invested in material compliance with the terms of such Benefit Plan (including the terms of any documents in respect of such Benefit Plan) and all applicable Laws, including ERISA and the Code. There is no investigation by a Governmental Authority or Action (other than routine claims for payment of benefits) pending or, to the Knowledge of the Company, threatened involving any Benefit Plan or the assets thereof, and to the Knowledge of the Company no facts exist which could reasonably be expected to give rise to any such investigation or Action (other than routine claims for payment of benefits). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan.

(c) None of the WH Entities has any Liability in respect of, or obligation to provide, post-employment or post-retirement health, medical, or life insurance benefits, whether under a Benefit Plan or otherwise, to any Employee (or to the beneficiaries or dependents of such Employees) other than as required by Law.

(d) None of the Company or any ERISA Affiliate sponsors, maintains, contributes to, or has any Liability with respect to (or has within the past six years sponsored, maintained, contributed to, or had any Liability with respect) to any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any Multiemployer Plan (each such plan as described in the foregoing clauses (i) and (ii), a “Pension Plan”).

(e) To the Knowledge of the Company, no transaction or event has occurred with respect to any Benefit Plan that would subject any WH Entity to any unsatisfied, Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(f) Except as set forth on Section 4.14(f) of the Company Disclosure Schedule, with the exception of the Transaction Bonuses, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event (whether contingent or otherwise), reasonably be expected to: (i) accelerate the time of payment, funding or vesting of any compensation or benefits due to any Employee, (ii) increase the amount of compensation or benefits due to any Employee or result in the funding of any compensation or benefits, or forgiveness of any loan, (iii) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Closing Date, or (iv) result in any payment or benefit, individually or in combination with any other payment or benefit, constituting an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) Each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Code Section 409A has in all material respects been in operational and documentary compliance with Code Section 409A. No Benefit Plan provides for the gross-up, indemnification or reimbursement of any Taxes imposed by Section 409A or Section 4999 of the Code.

(h) All Company Options have been granted in compliance with the terms of all applicable Law, including all applicable securities Laws, and the Company Stock Option Plan and have a per share exercise price that is not less than the fair market value of a share of Company Common Stock on the date on which such Company Option was granted.

4.15 Employees.

(b) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of each current Employee of the Company including his or her name, job title and tenure. The Company has provided or made available to Parent accurate and complete information about each such Employees’ current annual base salary or fees, annual target bonus opportunity and any other perquisites or compensation, to the extent applicable, paid or payable.

(c) The Company has not experienced any labor strikes, slowdowns, work stoppages, lockouts, labor grievances, claims of unfair labor practices, or other labor-related or collective bargaining disputes. To the Knowledge of the Company, no organizational effort is being made or threatened by or on behalf of any labor union or similar organization with respect to Employees. The Company is not a party to or otherwise bound by any Labor Agreement, nor is any such agreement presently being negotiated. No Action, arbitration, complaint, charge, or inquiry by or on behalf of any Employee, prospective employee, former employee, labor organization or other representative of the Employees, or otherwise arising from or relating to the Company’s labor or employment practices, is pending or, to the Knowledge of the Company, threatened.

(d) Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, the Company is and has been for the past three (3) years in material compliance with all applicable Laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the WARN Act or with respect to the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, employee background checks, immigration, worker health and safety, employee leaves of absence, equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), and the proper classification of individuals as nonemployee contractors or consultants. For the past three (3) years, no Employee of the Company has been alleged to have engaged in employment discrimination, harassment, or other wrongful employment practice.

(e) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(f) The Company has not engaged in any action which would trigger the notice requirements of the WARN Act or implemented any early retirement or exit incentive program, nor has the Company planned or announced any such action or program for the future.

4.16 Tax Matters.

(a) Each WH Entity has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and other material Tax Returns required by Law to be filed by or with respect to it, and all such filed Tax Returns were true, correct and complete in all material respects.

(b) All Taxes owed by or in respect of each WH Entity has been timely paid in full (whether or not shown on any Tax Returns). All Taxes of the WH Entities, if not yet due or owing, have been adequately accrued and reserved on the Financial Statements in accordance with GAAP.

(c) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the WH Entities which has not been fully paid or adequately reserved for in the Financial Statements in accordance with GAAP.

(d) No audit, Action or other administrative or court proceedings are ongoing, pending with, or, to the Company’s Knowledge, threatened in writing by, any Governmental Authority with respect to Taxes of the WH Entities and no written notice thereof has been received.

(e) No WH Entity (i) is or has been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return, or (ii) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as transferee or successor, or otherwise as a matter of Law.

(f) The WH Entities are not party to, are not bound by and have no obligation under any Tax sharing, Tax allocation, or Tax indemnity agreement or similar Contract or arrangement (other than any customary commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes).

(g) No WH Entity has deferred any payroll or employment Taxes or claimed any other benefit or relief pursuant to the COVID-19 Relief Laws.

(h) Since January 1, 2021, no WH Entity has been either a “distributing corporation” or a “controlled corporation” in which the parties to such distribution treated or intended to treat the distribution as one to which Section 355 of the Code is applicable.

(i) All Taxes required by Law to be withheld, collected or deposited by or with respect to the WH Entities in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, equityholder or other Person have been timely withheld, collected or deposited as the case may be, and to the extent required by Law, have been fully paid to the relevant Governmental Authority.

(j) The WH Entities have not participated in and have no liability or obligation with respect to a “listed transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(k) There are no Tax Liens upon any of the assets, rights or properties of any WH Entity, other than Taxes not yet due and payable.

(l) No WH Entity has made or agreed to any currently effective waivers or extensions of any statute of limitations in respect of Taxes (or assessment or deficiency thereof), nor has any outstanding request been made for any such extension or waiver.

(m) No WH Entity has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date other than automatic extensions of time to file income Tax Returns obtained in the ordinary course of business and in accordance with past practice.

(n) The WH Entities have collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in compliance with the manner required by all applicable sales and use Tax statutes and regulations.

(o) The WH Entities will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, any change in or incorrect method of accounting method occurring or closing agreement executed prior to the Closing, any prepaid amount or deferred revenue received or accrued outside the ordinary course of business prior to the Closing, or any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(p) No written claim has been made, and there is no investigation, Action or other proceeding pending, threatened or expected to be commenced, by any Governmental Authority in a jurisdiction where a WH Entity does not file a specific type of Tax Returns that such WH Entity is or may be subject to such type of taxation by that jurisdiction that would be covered by such type of Tax Returns.

(q) Each WH Entity is, and has been since its formation, properly treated as a C corporation for U.S. federal (and applicable state and local) tax purposes. No WH Entity has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business, or is tax resident, in any country other than the United States.

(r) Each WH Entity is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

4.17 Real Property. No WH Entity owns, or has ever owned, any Owned Real Property. Section 4.16 of the Company Disclosure Schedule sets forth (whether as lessee or lessor) a complete and accurate list of all leases, subleases, licenses and other similar real property agreements granting a right to use, occupy or access the Leased Real Property (each a “Real Property Lease”) pursuant to which any WH Entity is party. The WH Entities have a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens, other than Permitted Liens. The Company has made available to Parent true, complete and accurate copies of each Real Property Lease, together with any amendments thereto. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) there are no written or oral subleases, concessions or other contracts granting to any Person other than the WH Entities the right to use or occupy any Leased Real Property and (ii) there are no outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property.

4.18 Personal Property. The WH Entities own, and have good and valid title to, or, in the case of leased properties and tangible assets, valid leasehold interests in, all of their respective tangible properties and assets that are used or held for use in their respective businesses, including all of the assets reflected on the Financial Statements or acquired in the ordinary course of business since the Balance Sheet Date (except for those assets sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business), in each case free and clear of any Liens. The tangible properties and assets owned or leased by the WH Entities constitute all of the tangible properties and assets necessary for the WH Entities to carry on their respective businesses as currently conducted. All tangible assets owned or leased by the WH Entities have been at all times maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. For the avoidance of doubt, this Section 4.18 does not apply to Intellectual Property.

4.19 Insurance. Section 4.19 of the Company Disclosure Schedule sets forth a correct and complete list of (i) all insurance policies held by or on behalf of the WH Entities (collectively, the “Insurance Policies”), including the type of such Insurance Policy and the amount of the premium and coverage of such Insurance Policy and (ii) a summary of the claims or losses experienced and material claims pending under each Insurance Policy. All Insurance Policies are (x) in full force and effect and all premiums due and payable on such Insurance Policies have been timely paid, and no WH Entity is in breach or default with respect to any Insurance Policy and no WH Entity has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of the Insurance Policies and (y) valid and enforceable in accordance with their terms. There are no outstanding claims under the Insurance Policies which are reasonably likely to exhaust the applicable limitation of liability. No WH Entity has (i) received written notice of actual or threatened material modification or termination of any Insurance Policy, other than increases in connection with the WH Entity’s annual renewal process, or (ii) received written notice of cancellation or non-renewal of any Insurance Policy. The WH Entities are insured in amounts no less than as required by applicable Law or as required by Contract.

4.20 Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) to the Knowledge of the Company, the WH Entities are in compliance with all, have not violated any, and are not violating any, applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no Action relating to or arising under any Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the WH Entities or any real property or facility owned, operated or leased by the WH Entities, (c) no WH Entity has received any notice of or entered into any Liability or Order or settlement involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of the Company, Hazardous Substances are not present at or about any of the real properties or facilities currently or formerly owned, operated or leased by the WH Entities, or any other location, in amount or condition that would reasonably be expected to result in Liability to the WH Entities relating to or arising under any Environmental Laws, and (e) no WH Entity has assumed or retained, by contract, or operation of law, any obligation under any Environmental Law or concerning any Hazardous Substances.

4.21 Healthcare Matters.

(a) The Company, and each of the WH Entities, are, and have been, operating in compliance with all Healthcare Laws in all material respects. Except as set forth in Section 4.21(a) of the Company Disclosure Schedule, neither the Company nor any of the Managed PCs has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority of any material violation or alleged material violation of any applicable Healthcare Law. Neither the Company nor any of the Managed PCs has been subject to any material adverse inspection, finding, penalty assessment or other Action, or search warrant, subpoena, investigation or non-routine audit by any Governmental Authority, including any audit related to COVID-19 relief funds. There are no pending or, to the Knowledge of the Company, threatened Actions alleging that the Company or any of the WH Entities is in material violation of any Healthcare Law.

(b) Neither the Company nor any of the Managed PCs is, or has been, with respect to any Governmental Authority, a party to any corporate integrity agreement, judgment, order, deferred prosecution agreement, monitoring agreement, consent decree or settlement agreement that (i) requires the payment of money by the Company or any of the Managed PCs to any Governmental Authority, (ii) requires any recoupment of money from Company or any of the Managed PCs by any Governmental Authority or (iii) prohibits or limits any activity currently conducted by the Company or any of the Managed PCs under any Healthcare Law. To the Knowledge of the Company, none of the WH Entities, is a defendant or named party in any qui tam or False Claims Act litigation.

(c) Each physician, nurse practitioner, physician’s assistant, pharmacist, dietician or other healthcare professional currently employed by or providing services on behalf of the Company or any of the Managed PCs that requires a license, registration, certification or credential to provide any such services (each, a “Healthcare Professional”) (i) is duly licensed, registered, certified or credentialed, as applicable, pursuant to applicable Healthcare Laws (collectively, “Healthcare Professional License”), (ii) in the course and scope of their duties or services, is performing only those services which are permitted by such Healthcare Professional License, and (iii) to the Knowledge of the Company or any of the Managed PCs, such Healthcare Professional License is not subject to suspension, cancellation, withdrawal, revocation or modification or restriction in any manner that would prevent such person from providing services to the Company or any of the Managed PCs or any patient, customer or client of the Company or any of the Managed PCs. The Company and each of the Managed PCs verifies and maintains ongoing records of all licensure and certification requirements of the Healthcare Professionals. Except as set forth in Section 4.21(c), neither the Company nor the Managed PCs, nor any of their respective directors and officers, nor to the Knowledge of the Company or any of the Managed PCs, any of their Healthcare Professionals: (i) has been or is currently excluded, debarred or suspended from participating in any payment program, including any Federal Health Care Program; (ii) is currently subject to, or to the Knowledge of the Company or any of the Managed PCs, has been threatened with an investigation or proceeding that could reasonably be expected to result in such exclusion, debarment or suspension; (iii) has been assessed, or to the Knowledge of the Company or any of the Managed PCs, threatened with assessment of civil monetary penalties; (iv) has been convicted of any criminal offense relating to the delivery of any item or service reimbursable under a federal or state healthcare program, including any Federal Health Care Program; (v) has been convicted, under any Healthcare Laws of a criminal offense in connection with the delivery of healthcare services; (vi) has been a party to any Action instituted by any licensure or specialty board, third-party payor, patient, customer or Governmental Authority alleging a violation of any Healthcare Law or applicable Healthcare Professional License by such Healthcare Professional; (vi) has had a final judgment or settlement without judgment entered against it or him or her in connection with a malpractice or similar Action; (vii) has been notified of any inquiry, investigation or similar proceeding instituted by any Governmental Authority for alleged violation of any Healthcare Law by such Healthcare Professional; or (viii) has been disciplined or sanctioned by any Governmental Authority for an alleged violation of any Healthcare Law.

(d) Neither the Company nor any of the Managed PCs has received written notice that any are subject to any restriction, limitation, revocation or termination of its provider status under any payor’s or any other third-party payor program.

(e) There has been no material pending or, to the Knowledge of the Company, threatened: (i) audit, review, recoupment, refund, set-off, challenge, suit or other penalty action or proceeding by a Governmental Authority or payor against the Company or any of the Managed PCs pursuant to any Federal Health Care Program or any non-Federal Health Care Program administered by any private insurer, health maintenance organization, preferred provider organization, prepaid plan, health service plan, accountable care organization or other third-party payor; or (ii) material voluntary disclosure or repayment to any Governmental Authority or payor. No Governmental Authority or payor has imposed a material fine, penalty or other sanction on the Company or any of the Managed PCs.

(f) Neither the Company nor any of the Managed PCs has submitted, or caused to be submitted, any claim for payment to any Federal Health Care Program or payor in violation of any Healthcare Law or received any payment not permitted by, or in excess of the amount provided by, applicable Healthcare Laws which has not been repaid in full or is being duly contested in the ordinary course of business. Neither the Company nor any of the Managed PCs has received any written or, to the Knowledge of the Company, other notice from any Governmental Authority for any such violation or any allegation of a material billing or coding mistake, material overpayment, false claim or fraud relating to any product or service. The Company and each of the Managed PCs has timely paid or made provision to pay any identified overpayment received from any Governmental Authority or payor. Neither the Company nor any of the Managed PCs (i) has been notified that it is the subject of any non-routine payor investigation, or (ii) has been served with or received any search warrant, subpoena or civil investigative demand from any Governmental Authority.

(g) Neither the Company nor any of the Managed PCs, nor any of their respective directors, officers or Healthcare Professionals or employees or any of their independent contractors, or, to the Knowledge of the Company, agents, has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (i) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.

(h) The WH Entities take all commercially reasonable actions to assure that the WH Entities are in compliance with all applicable Healthcare Laws. There are no internal investigations or inquiries being currently conducted by the Company or any of the Managed PCs corporate compliance program that would have a Company Material Adverse Effect.

(i) The Company and the Managed PCs have created and maintain electronic health records systems (the “EHRs”). The EHRs are operated in compliance in all material respects with all applicable Healthcare Laws. The Company and each of the Managed PCs has not received written notice from any Governmental Authority of any material violation or material deficiency involving such EHR.

The Company and each of the Managed PCs are, and have been, operating in material compliance with all applicable Healthcare Laws related to advertising, marketing, promotion, consumer endorsements, testimonials, and false, deceptive, misleading, unsubstantiated or unsupported advertising claims.

4.22 83(b) Election. To the Knowledge of the Company, all Employee Company Restricted Stockholders have timely filed a Section 83(b) election with the Internal Revenue Service with respect to any Company Restricted Stock owned by them.

4.23 Bank Accounts; Powers of Attorney. Section 4.23(a) of the Company Disclosure Schedule sets forth a complete and correct list showing in respect of each legal entity (a) all banks or other financial institutions with which each WH Entity has an account or maintain a safe deposit box, showing the account numbers and names of the persons authorized as signatories with respect thereto and (b) the names of all Persons holding powers of attorney from the WH Entities complete and correct copies of which have been made available to Parent. The Company has furnished to Parent true and complete copies of any agreements setting forth the terms of any lines of credit available to the WH Entities.

4.24 Customers and Suppliers. Section 4.24 of the Company Disclosure Schedule sets forth the top ten (10) suppliers and/or vendors, based on aggregate total purchases by each of the Company and each Managed PC for each of the two most recent fiscal years and for the current fiscal year (such suppliers and vendors, the “Material Suppliers”). No Material Supplier (w) has given the Company, the applicable Managed PC or any of their respective officers, directors, employees, agents or representatives notice that it intends to stop or materially alter its business relationship with the Company or such applicable Managed PC, (x) has during the past 12 months decreased materially, or threatened to decrease or limit materially, the amount of business it transacts with the Company or the applicable Managed PC or (z) made any formal or informal complaint to the Company or the applicable Managed PC.

4.25 Interested Party Transactions. No officer or director of the Company or any Managed PC or any Person owning directly or indirectly any shares of Company Capital Stock, Company Options or, to the Knowledge of the Company, any Affiliate or family member of any such Person (an “Affiliated Party”) is a party to any Contract with or binding upon the Company or any Managed PC or has any material interest in any asset, right or property owned by the Company or any Managed PC or has engaged in any transaction (other than (x) those related to employment, compensation or incentive arrangements or (y) those listed on Section 4.25 of the Company Disclosure Schedule (the “Affiliate Agreements”)) with the Company or any Managed PC since January 1, 2021.

4.26 Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the transactions contemplated hereby based upon arrangements made by the Company, the Managed PC and/or the Equityholders’ Representative.

4.27 Financial Assistance. Except as set forth on Section 4.27 of the Company Disclosure Schedule, no WH Entity has applied for or received any loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, cash, grant, stimulus payment, subsidy payments, or received any financial assistance or relief (howsoever defined) in each case under any program or facility that is established under Law, including, without limitation, the COVID-19 Relief Laws.

Article V
REPRESENTATIONS AND WARRANTIES OF Parent and Merger Sub

Except as set forth (i) in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) and (ii) the Parent Reports (provided, that in the case of clause (ii), only, to the extent the relevance is reasonably apparent on its face but excluding any disclosures set forth in any risk factor or forward looking statement section or in any other section to the extent they are cautionary, predictive or forward looking in nature), Parent and Merger Sub, hereby represent and warrant to the Company that:

5.1 Organization, Standing and Power.

(a)
Parent is a corporation duly organized, validly existing and in good standing under the Laws of Virginia and has all requisite corporate power and authority to own, lease and operate all of its assets, rights and properties and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)
Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets, rights and properties owned, leased or operated by it makes such licensing or qualification required by Law, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2 Authorization. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Parent Party Documents”), and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Following the execution and delivery of the written consent of Parent, in its capacity as the sole stockholder of Merger Sub, adopting this Agreement and approving the transactions contemplated hereby, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Parent Party Document, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of each of Parent and Merger Sub. This Agreement has been, and each Parent Party Document will be at or prior to the Closing, duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3 Noncontravention. Neither the execution and delivery of this Agreement or any Parent Party Document by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof and thereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or other comparable governing documents) of Parent or Merger Sub or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 5.4 are obtained and the filings referred to in Section 5.4 are made, violate any Law or Order applicable to Parent or Merger Sub or any of their assets, rights or properties, (B) with or without notice, lapse of time or both, violate, conflict with or constitute a default or event of default under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub is a party, require any notice or consent under any Contract, or accelerate or give rise to a right of termination, purchase, sale, cancellation, modification or acceleration of any of Parent’s or Merger Sub’s obligations under any such Contract or Permit or to the loss of any benefit or increase any obligations under a Contract or Permit, or (C) result in the creation of any Lien (other than any Permitted Lien) on any assets, rights or properties of the Parent or Merger Sub, except, in the case of clause (ii), for such violations, defaults, accelerations, rights, modifications, losses and Liens as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4 Governmental Approvals. Except for the filing and effectiveness of the Charter Amendment and the Certificate of Merger, no consents, authorizations or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Parent Party Document by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 Available Funds. Assuming satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Sections 7.1 and 7.2, at the Closing, Parent will have sufficient cash, available lines of credit or other debt financing and/or other sources of immediately available funds to enable Parent to acquire all shares of Company pursuant to the Merger, to make any other payments pursuant to Article II and Article III, to pay any other amounts required to be paid in connection with the consummation of the Transactions and to pay all fees and expenses of Parent and Merger Sub in connection therewith.

5.6 Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the transactions contemplated hereby based upon arrangements made by Parent or Merger Sub for which the Company Equityholders may become liable.

5.7 Reports. Parent has filed all Parent Reports, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2021 with the SEC. As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Parent Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under each of them, as applicable, each as in effect on the date that such Parent Report was filed. As of the time of filing with the SEC, none of the Parent Reports so filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent Report has been amended or superseded by a later Parent Report filed prior to the date hereof.

5.8 Capitalization.

(a)
The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock, of which, as of February 27, 2023, 70,592,469 shares were issued and outstanding, and 250,000,000 shares of preferred stock, no par value (the “Parent Preferred Stock”), of which, as of February 27, 2023, no shares were issued and outstanding. As of February 27, 2023, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except under the Third Amended and Restated Parent 2014 Stock Incentive Plan (the “Parent Stock Plan”). As of February 27, 2023, (i) 7,361,377 options to acquire shares of Parent Common Stock were outstanding pursuant to the Parent Stock Plan or otherwise and (ii) 2,294,109 restricted stock units of shares of Parent Common Stock (“Parent Restricted Stock Units”) (including 2,294,109 time-vesting Parent Restricted Stock Units and no performance-vesting Parent Restricted Stock Units) were outstanding pursuant to the Parent Stock Plan or otherwise. All of the issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the Parent Stock Plan will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are, or will be, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(b)
Parent has and will keep available for issuance pursuant to the terms of this Agreement a number of shares of Parent Common Stock equal to the Aggregate Parent Common Stock Consideration, as may be adjusted pursuant to Section 3.2(h).
(c)
The authorized capital stock of Merger Sub consists of 1,000 shares of capital stock, par value, $0.01 per share and 100 of such shares of Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned directly by Parent free and clear of any Liens.

5.9 Legal Proceedings; Orders.

(a)
Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no pending or, to the Knowledge of Parent, threatened Action in writing against Parent or affecting the assets, rights or properties thereof, or any current director, officer or employee of Parent in his or her capacity as such, whether or not by or before any Governmental Authority, in each case, that relate to the Transactions.
(b)
Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its respective assets, rights or properties are subject to any outstanding Order.

5.10 Merger Sub. Parent is the sole stockholder of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Article VI
COVENANTS

6.1 Conduct of the Business Pending the Closing.

(a) Except as expressly provided by this Agreement, as set forth on Section 6.1(a) or Section 6.1(b) of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII (the “Interim Period”), the Company shall, and shall cause each Managed PC to, conduct its business in the ordinary course of business and the Company shall, and shall cause each Managed PC to, use commercially reasonable efforts to: (i) preserve intact its present business organizations, assets, rights, properties and goodwill, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors, marketing, medical professionals, SaaS partners, and/or other similar entities and other Persons with whom it and they have business relations, (iii) keep available the services of its officers and employees, (iv) maintain capital expenditures spending in all material respects in the ordinary course and consistent with the capital expenditure budget made available to Parent prior to the date hereof and (v) maintain in full force and effect the current Insurance Policies or comparable replacements thereof.

(b) Without limiting the generality of the foregoing, except as expressly provided by this Agreement, as set forth on Section 6.1(a) or Section 6.1(b) of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall cause each Managed PC not to (either directly or indirectly, or by merger, consolidation, division, operation of law or otherwise):

(i) (A) amend, restate, modify or supplement the Company Charter, bylaws or other organizational or constituent documents of the Company or any Managed PC or (B) form any Subsidiary or any Managed PC;

(ii) (A) authorize for issuance, issue, sell, dispose of, grant or subject to any Lien any shares of its capital stock or other ownership or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other ownership or equity interests, or any rights, warrants or options to purchase any shares of its capital stock or other ownership or equity interests, (B) issue shares of Company Common Stock upon exercise or settlement of Company Options unless such exercise is in accordance with the terms of such Company Options in effect on the date hereof;, (C) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other ownership or equity interests, or any rights, Company Options to acquire any shares of its capital stock or other ownership or equity interests, except acquisitions in connection with the vesting or forfeiture of equity awards, or acquisitions in connection with the net exercise of Company Options, in each case, outstanding on the date hereof in accordance with the terms of such Company Options in effect on the date hereof, or ((D)) split, combine, subdivide or reclassify any shares of its capital stock or other ownership interests;

(iii) authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or ownership interests (whether in cash, assets, stock or other securities of such WH Entity);

(iv) (A) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness or any debt securities in excess of $50,000 in the aggregate (provided, that in no event shall any such Indebtedness be incurred following the delivery of the Estimated Closing Statement), or (B) (1) payoff, redeem, repay or otherwise retire for value any Indebtedness or (2) pay any Transaction Costs, in each of the case of clauses (1) and (2), after the Measurement Time with respect to Cash on Hand;

(v) make any loan, advance or capital contribution to or investment in any Person (other than advances not in excess of $10,000 to Employees for expenses in the ordinary course of business);

(vi) (A) enter into or consummate any merger, amalgamation or business combination or otherwise make any acquisitions of (including by merger, amalgamation, plan of arrangement, division, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, limited liability company, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof, or (B) enter into any joint venture, strategic alliance, partnership agreement, stockholders agreement, limited partnership agreement, limited liability company agreement or similar agreement with any Person;

(vii) assign, sell, lease, license, mortgage or otherwise subject to any Lien (other than Permitted Liens), abandon, dedicate to the public, allow the expiration or lapse of, exchange or swap, transfer, convey or otherwise dispose of any of its properties, rights or assets (including Intellectual Property or the capital stock of such WH Entity), except (A) pursuant to Material Contracts in force on the date of this Agreement or (B) dispositions of obsolete or immaterial assets or non-exclusive licenses in the ordinary course of business;

(viii) make any materially adverse changes to (A) any Systems of any WH Entity or (B) any Privacy Policies;

(ix) pay, discharge, settle, waive or compromise any pending or threatened suit, litigation, arbitration, investigation, proceeding, action or claim which (A) requires payment to or by any WH Entity (exclusive of attorney’s fees) in excess of $50,000 in any single instance or in excess of $100,000 in the aggregate (provided, that any such payments are fully made prior to delivery of the Estimated Closing Statement), (B) imposes any obligations (other than for the payment of money, which for the avoidance of doubt, shall be subject to clause (A)) or restrictions on the operations of any WH Entity or (C) involves any regulatory agency or other Governmental Authority or alleged criminal wrongdoing;

(x) (A) recognize any labor organization as the collective representative of any of the Employees, or enter into any Labor Agreement, except as required by applicable Law or (B) effect,

announce or permit a reduction in force, employee layoff or similar event which would trigger the notice requirements of the WARN Act;

(xi) (A) increase the compensation of any of its Employees other than as required pursuant to the terms of Benefit Plans in effect on the date of this Agreement and listed on Section 4.14(a) of the Company Disclosure Schedule or as in the ordinary course of business consistent with past practice, (B) grant to any Employee any new or additional entitlement to (1) any bonus, loan, equity or equity-based, phantom equity, retention, change-of-control, deferred compensation, severance or termination pay or (2) any payments or benefits triggered by a change in control or by the Transactions; provided that the Company may grant Transaction Bonuses to certain Employees as set forth on Section 6.1(b)(xi)(B) of the Company Disclosure Schedule, (C) establish, adopt, enter into, materially amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (D) incur any liability to any Pension Plan, (E) hire any new Employee or terminate any Employee (other than for cause), in each case, other than in the ordinary course of business as to any Employee with annual base salary less than $110,000, or (F) take any action to accelerate (1) the payment, vesting, lapsing of restrictions, waiving of performance conditions with respect to, or funding or otherwise securing the payment of any benefit or payment provided to Employees or (2) the vesting of any Company Options or Company Restricted Stock, in each case other than as set forth in Section 4.14(f) of the Company Disclosure Schedule;

(xii) (A) amend, modify, terminate or waive any rights under any Material Contract (except as may be necessary or required to satisfy the conditions set forth in Section 6.19), (B) other than in the ordinary course of business, enter into any new Contract that would be a Material Contract if entered into prior to the date hereof, (C) notwithstanding the foregoing clause (B), enter into any Contract (1) that contains a change in control provision in favor of the other party or parties thereto (or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby) or (2) of the types set forth in Section 4.11(a)(viii) or Section 4.11(a)(xv);

(xiii) make any changes in financial accounting methods, principles, practices or procedures (or change an annual accounting period), except as may be required under GAAP;

(xiv) make or change any entity classification or other material Tax election, change any Tax accounting method or accounting period, file any amendment to any Tax Return with respect to any Taxes, settle or compromise any Tax liability, audit or other Action, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, file any voluntary Tax disclosures, amnesty or similar filing, enter into any closing agreement with respect to any Tax, take any action to surrender any right to claim a Tax refund, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or other Contract relating to any Tax (other than any customary commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes), or request any ruling from a Governmental Authority with respect to Taxes;

(xv) (A) write up, write down, or write off the book value of any of its assets, other than (1) in the ordinary course of business or (2) as may be required by GAAP or (B) accelerate, delay, change or modify any credit collection and payment policies, procedures or practices (including any acceleration in the collection of receivables or delay in the payment of payables);

(xvi) enter into any commitment for or incur any capital expenditures of the WH Entities in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(xvii) enter into any new line of business;

(xviii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, plan of arrangement, amalgamation, consolidation, division, restructuring, recapitalization or other reorganization of any WH Entity or approve or effect any transaction similar to any of the foregoing; or

(xix) apply for, receive or otherwise avail itself of any COVID-19 Relief Laws;

(xx) agree in writing or otherwise commit to take any of the foregoing actions prohibited by this Section 6.1(b).

(c) Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and their respective operations. Notwithstanding anything to the contrary in set forth in this Agreement, no consent or Parent shall be required with respect to any matter set forth in Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Laws.

6.2 Access to Information. During the Interim Period and subject to applicable Laws, Parent shall be entitled, through its directors, officers, employees and other Representatives, to have such access to the management, officers, employees, customers, accountants, properties, businesses and operations of the WH Entities and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the WH Entities as it reasonably requests. Any such access and examination shall be conducted on advance notice, during regular business hours. The Company shall use its reasonable best efforts to cause the officers, employees, attorneys, accountants, consultants, agents and other Representatives of the WH Entities to reasonably cooperate with Parent and its Representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the WH Entities or (ii) require the WH Entities to disclose information that the Company, based upon the written advice of outside counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the Company shall use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement).

6.3 Conditions. Without limiting any other covenant in this Agreement, which obligations in such other covenants in this Agreement shall control to the extent of any conflict with the succeeding provisions of this Section 6.3, each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to (i) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish to the other such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

6.4 Third Party Consents.

(a) Subject to Section 6.5, the Company shall use its reasonable best efforts to obtain as promptly as practicable all consents and approvals referred to in Section 4.4 (or Section 4.4 of the Company Disclosure Schedule) or Section 4.11(b) of the Company Disclosure Schedule; provided, however, that, subject to Section 6.5, (i) the Company shall not be obligated to pay any (A) costs, fees, expenses in connection therewith (other than administrative and/or legal costs and expenses) or (B) consideration to any third party from whom any such consent or approval is requested under any Contract and (ii) the prior written consent of Parent shall be required with respect to any amendment or modification to any Contract for the purpose of obtaining any such consent or approval that is adverse to Parent, Merger Sub, the Company.

(b) Subject to Section 6.5, Parent and Merger Sub shall use their reasonable best efforts to obtain as promptly as practicable all consents and approvals referred to in Section 5.4 (or Section 5.4 of the Parent Disclosure Schedule); provided, however, that, subject to Section 6.5, Parent and Merger Sub shall not be obligated to pay any (i) costs, fees, expenses in connection therewith (other than administrative and/or legal costs and expenses) or (ii) consideration to any third party from whom any such consent or approval is requested under any Contract.

6.5 Regulatory Approvals.

(a) Subject to the terms and provisions of this Section 6.5, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with one another in good faith and use its reasonable best efforts to, and cause its respective Affiliates to use their reasonable best efforts to, take actions as promptly as practicable that are reasonably necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) preparing all necessary documentation to effect promptly all necessary filings with any Governmental Authority and (ii) obtain all consents, waiting period expirations or terminations, waivers and approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. Subject to applicable Law, each of the parties shall, to the extent practicable, consult with the other and consider in good faith the views of the other in connection with the information that appears in any filing made with any Governmental Authority and shall furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

(b) Subject to applicable Laws, the parties shall (i) keep each other apprised of the status of matters relating to any filings, consents, clearances, approval or authorizations of or before any Governmental Authority of the transactions contemplated by this Agreement, (ii) provide to each other all substance correspondence between it (or its advisors) and any Governmental Antitrust Entity or other Governmental Authority relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.5, (iii) promptly inform each other of any substantive oral communication with, and provide copies of any substantive written communications with, including any filings submitted to, any Governmental Authority regarding any such filings or any such transaction, and (iv) permit the other parties to review, discuss, and consider in good faith the view of each other in advance of any proposed substantive written or oral communication by it to any Governmental Authority; provided, however, that the parties may, as each determines is reasonably necessary, redact materials (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements and applicable Laws, and (z) as necessary to address reasonable attorney client or other privilege or confidentiality concerns. No party shall independently participate in any substantive meeting or conference call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties prior notice of the meeting or conference call and, to the extent permitted by such Governmental Authority and practicable, the opportunity to attend and/or participate. To the extent permissible under applicable Law, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any applicable Competition and FDI Laws. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.5(a) or any other Section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient or of its Affiliates without the advance written consent of the party providing such materials.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, and shall cause their Affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment under any applicable Competition and FDI Law so as to enable the consummation of the transactions contemplated hereby, including the Closing, to occur as soon as reasonably possible (and in any event no later than the Outside Date), in each case, to the extent that such actions are conditional and contingent on the Closing occurring in accordance with the terms of this Agreement; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement or in this Section 6.5 shall require or obligate Parent or Merger Sub (and none of the Company, its Affiliates and/or Equityholders’ Representative shall, without prior written consent of Parent) undertake any behavioral, structural, or remedial concession or other action in order to avoid or eliminate an impediment under any applicable Competition and FDI Law.

(d) Prior to Closing, Parent and Merger Sub shall not, and shall cause their Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could be expected to (x) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (y) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby, or (z) materially delay the consummation of the transactions contemplated hereby.

6.6 D&O Indemnification Matters.

(a) For the six (6) year period commencing on the Closing Date, Parent shall cause the Surviving Corporation, to indemnify, defend and hold harmless, and provide advancement of expenses to, each of the individuals who is now, or has been at any time prior to the Closing, a director or officer of the Company (collectively, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation and bylaws or similar organizational documents or indemnification agreements in existence on the date of this Agreement. For the six (6) year period commencing from and after the Effective Time, except as required by applicable Law, Parent shall cause the certificate of incorporation, bylaws or comparable organizational documents of the Surviving Corporation to contain provisions no less favorable to the D&O Indemnitees with respect to limitation of liabilities and indemnification than are set forth in such document as of the date of this Agreement and such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the D&O Indemnitees, unless such modification is required by Law or approved in writing by each such D&O Indemnitee.

(b) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such company or any of its subsidiaries, as the case may be, assume the obligations set forth in this Section 6.6(b).

(c) From and after the Effective Time, the provisions of this Section 6.6(c) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his, her or its heirs and his, her or its representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

(d) Prior to the Closing Date, the Company shall purchase at its sole cost and expense tail insurance coverage for the Company’s directors and officers in a form reasonably acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six (6) years following the Closing Date with respect to claims arising out of acts or omissions occurring at or prior to the Closing Date (the “Tail Policy”). Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder; provided that Parent nor the Surviving Corporation shall be required to pay any amounts thereunder.

6.7 Publicity; Confidentiality.

(a) Prior to the Closing, none of the Company or the Equityholders’ Representative, on the one hand, and Parent and Merger Sub, on the other hand, shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of (x) Parent and (y) either the Company (prior to the Closing) or the Equityholders’ Representative (at and after the Closing), respectively, except (i) and only to the extent, upon the written advice of outside counsel, disclosure is required by applicable Law (except as may be addressed elsewhere within this Section 6.7(a)) and only to the extent required by such Law (provided, that in the case of the foregoing clause (i), the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with (x) Parent and (y) either the Company (prior to the Closing) or the Equityholders’ Representative (at and after the Closing) in advance of such release with respect to the text thereof, only disclose the minimum amount required by Law to be so disclosed, and request “confidential treatment” or similar treatment thereof), (ii) Parent may make any disclosure (w) required to be included in its or its Affiliates’ financial statements or tax audits or other filings with Governmental Authorities, (x) required by periodic reporting requirements under the Exchange Act or continuous disclosure obligations under other applicable securities Laws or under the rules of any securities exchange on which the securities of Parent or an Affiliate of Parent, as applicable, are or will be listed, (y) to its Affiliates and/or (z) by way of any communication by Parent or its Affiliates to its employees (provided, in the case of the foregoing clauses (y) and (z), that such recipients are obligated to keep such information confidential), (iii) institutional Company Stockholders may make any disclosure (x) required to be included in its or its Affiliates’ financial statements or tax audits or other filings with Governmental Authorities or (y) to its Affiliates or its or their direct or indirect limited partners or current or prospective investors (provided, in the case of the foregoing clauses (x) and (y), that such recipients are obligated to keep such information confidential) and (iv) disclosures made by way of any statements that are substantially similar to previous press releases, public disclosures or public statements made by the parties in compliance with this Section 6.7(a).

(b) Each of the Company and the Equityholders’ Representative agree that this Agreement and the other Transaction Documents and the terms and conditions set forth herein and therein shall be kept strictly confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the other Transaction Documents shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the written advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which securities of Parent, the Company or any of their respective Affiliates are listed, (ii) in connection with any Action by a party to this Agreement against one or more parties to this Agreement or any Transaction Document, (iii) by Parent or to its Affiliates, (iv) institutional Company Stockholders to its Affiliates or its or their direct or indirect limited partners or current or prospective investors, (v) by way of any communication by Parent or its Affiliates to its employees (provided, that in the case of the foregoing clauses (iii), (iv) and (v), that such recipients are obligated to keep such information confidential), (vi) by the Company to its stockholders in connection with its solicitation of stockholder adoption of this Agreement, (vii) as otherwise agreed in writing by Parent, (viii) by the Equityholders’ Representative to the Equityholders’ Representative Group in the administration of its duties hereunder, or (ix) in connection with any filings that may be required under any Competition and FDI Law or to respond to any request for information from any Governmental Authority investigating the transactions described herein under the Competition and FDI Laws. In the event that such disclosure, availability or filing is required by applicable Law, the party intending to make such disclosure, availability or filing agrees to use its commercially reasonable efforts consistent with applicable Law to consult with Parent in advance of such disclosure, availability or filing with respect to the text thereof, only disclose, make available or file the minimum amount required by Law to be so disclosed, made available or filed, request “confidential treatment” or similar treatment thereof, and redact such terms of this Agreement or the other Transaction Documents as Parent may reasonably request.

(c) Effective upon the Closing, the terms of that certain Confidentiality Agreement between the Company and Parent, dated as of January 17, 2023 (as amended from time to time, the “Confidentiality Agreement”) which place confidentiality obligations on Parent, its Affiliates and/or Representatives will terminate.

6.8 Exclusivity. The Company agrees that during the Interim Period, it shall not, and shall cause its respective officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors, Representatives and other Affiliates (including the Managed PCs) not to, directly or indirectly, (a) solicit, initiate, seek, entertain, knowingly facilitate or encourage, induce or support, or knowingly take any action to, solicit, initiate, seek, entertain, knowingly facilitate or encourage, induce or support the submission or announcement of any Acquisition Proposal, (b) enter into, participate in, maintain or continue any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub and their respective Affiliates and Representatives) any information with respect to, or take any other action knowingly to facilitate, encourage or formulate any inquiries, expression of interest or the making of any proposal or offer that constitutes, or could be expected to lead to, any Acquisition Proposal or (c) accept, directly or indirectly, any Acquisition Proposal or enter into any agreement (whether oral or in writing) with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Company shall cause its respective officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors, other Representatives and other Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person (other than Parent, Merger Sub and their respective Affiliates and Representatives), conducted prior to the date hereof with respect to any Acquisition Proposal and cause each such Person to return or destroy any confidential information regarding the Company provided in connection with such activities, discussions or negotiations. For purposes of this Section 6.8, “Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock transfer, asset transfer, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the WH Entities, any purchase of at least five percent (5%) of the assets of any WH Entity, or any capital stock or ownership or equity interests of any WH Entity, other than the transactions contemplated by this Agreement.

6.9 Resignation of Directors. The Company shall cause to be delivered to Parent prior to the Closing written resignations of each director and officer of the Company (unless Parent otherwise notifies the Company in writing prior to the Closing) in a form reasonably acceptable to Company and Parent acting in good faith, which such resignations shall be effective as of the Closing.

6.10 Closing Agreements. At the Closing, each of Parent and the Equityholders’ Representative shall duly execute and deliver to the other, and take all reasonable steps to cause the Paying Agent to duly execute and deliver to Parent and the Equityholders’ Representative, the Paying Agent Agreement.

6.11 Termination of Affiliate Agreements and Other Agreements. On or prior to the Closing, the Company shall cause the termination, effective prior to the Closing, of the agreements and arrangements set forth on Section 4.25 of the Company Disclosure Schedule (but specifically excluding any agreements and arrangements identified on Section 6.11 of the Company Disclosure Schedule) in its entirety without any ongoing liability or obligation of the Company from and after the Closing.

6.12 Tax Matters.

(a) Any Transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate Transfer Taxes and real property Transfer Taxes and including any filing and recording fees, but not, for the avoidance of doubt, any capital gain Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne 50% by Parent and 50% by the WH Entities (and the WH Entities’ portion of which shall be deemed a Transaction Cost). Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared and filed by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Laws and provide the other party with a complete and correct copy thereof. Parent and the Equityholders’ Representative shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

(b) Parent, the Company, the Equityholders’ Representative and their applicable Affiliates will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation (in the case of the Equityholders’ Representative, solely on behalf of the Company Equityholders) will pay the reasonable out-of-pocket expenses of the other party. For the avoidance of doubt, the Equityholders’ Representative shall have no obligation to prepare or file any Tax Returns of the Company following the Closing.

(c) For purposes of this Agreement, in the case of any Taxes (other than Transfer Taxes) that are payable for a Straddle Period, the portion of such Taxes that relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes based upon or related to income, receipts, payroll or payments, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and any items arising outside of the ordinary course of business on the Closing Date but after the Closing that are not contemplated by this Agreement, required by Law or consistent with past practice shall be treated as arising at the beginning of the day following the Closing Date) and (ii) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

(d) The Company shall cause any Tax sharing, Tax indemnification, or Tax allocation agreement or similar Contract or arrangement (other than any customary commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes) to which the Company is a party, or under which the Company has any obligation, to be terminated prior to the Closing and, after the Closing, the Company will not be bound thereby or have any liability in respect thereof.

6.13 280G Stockholder Approval. To the extent the Company (in consultation with Parent) reasonably determines that payments or benefits to any “disqualified individual” (as defined in Section 280G(c) of the Code) could constitute “parachute payments” under Section 280G of the Code, prior to the Closing, the Company shall: (i) use commercially reasonable efforts to seek from each of the Persons who is a “disqualified individual” and has received or may receive any payments, rights or benefits which, in the absence of approval by the Company Stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 (the “280G Stockholder Approval”), could be deemed to constitute “parachute payments” under Section 280G of the Code (the “Potential 280G Benefits”), a waiver of such Person’s rights to some or all of such Potential 280G Benefits (the “Waived Benefits”) so that all remaining Potential 280G Benefits applicable to such Person shall not be deemed to be “parachute payments” that would be non-deductible under Section 280G of the Code; (ii) solicit the 280G Stockholder Approval of any Waived Benefits; and (iii) no later than three (3) Business Days prior to seeking any waiver or the 280G Stockholder Approval, deliver to Parent, for Parent’s reasonable review and comment, drafts of such 280G Stockholder Approval related-documents and all calculations, waivers, consents, disclosures and other documents prepared in connection with the actions described in this Section 6.13 (and the Company’s acceptance of Parent’s reasonable comments shall not be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Company shall deliver to Parent evidence that a vote of the Company Stockholders who are entitled to vote was solicited in accordance with the provisions of this Section 6.13 and that either (a) the requisite number of votes was obtained with respect to the Waived Benefits or (b) that the requisite number of votes with respect to the Waived Benefits was not obtained, and, as a consequence, the Waived Benefits shall not be made or provided (and, if the foregoing clause (b) is applicable, the Company shall not pay the Waived Benefits). Notwithstanding anything to the contrary in this Section 6.13 or otherwise in this Agreement, compliance with this Section 6.13 shall be determined without regard to any Parent Arrangements, except to the extent such Parent Arrangements have been made available to the Company no later than ten (10) Business Days prior to Closing.

6.14 Requisite Stockholder Approval. Promptly following the execution and delivery of this Agreement by the parties hereto (and, in any event, no later than twenty-four (24) hours), the Company shall deliver to Parent the Requisite Stockholder Approval. During the Interim Period the Company shall, in accordance with the DGCL, the Company Charter and the Company Bylaws, use its best efforts to seek and obtain written consents from Company Stockholders who had not previously executed the Requisite Stockholder Approval and to deliver copies of such written consents to Parent prior to the Closing. Reasonably promptly after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Company Stockholders (and, in any event, no later than five (5) Business Days prior to the Closing Date), the Company shall deliver, pursuant to Sections 228 and 262(d) of the DGCL, a written notice (in a form that is reasonably acceptable to Parent it being understood that the Company will provide an initial draft of such notice to Parent no later than seven (7) days after the date hereof and shall give due and reasonable consideration in good faith to any comments made by Parent or its Representatives) to all Company Stockholders who have not (individually or by proxy) executed a written consent informing such non-consenting holders, in accordance with the requirements of applicable Law (including Section 228(e) of the DGCL), that this Agreement and the Merger were adopted and approved by the Company Stockholders pursuant to the applicable provisions of the DGCL, and that appraisal rights are available for such non-consenting holders’ shares of Company Capital Stock pursuant to Section 262 (which notice shall include a copy of such Section 262).

6.15 R&W Insurance Policy. The parties acknowledges that Parent may seek to obtain an insurance policy that provides coverage for the benefit of Parent or its designee as the named insured for any potential breaches of any of the representations and warranties of the Company set forth in Article IV (the “R&W Insurance Policy”) and, upon Parent’s request, agrees to reasonably cooperate with and assist Parent in obtaining the R&W Insurance Policy, including by providing additional diligence information as may be requested in connection with the underwriting of the R&W Insurance Policy or as may be required to address and remove any conditional exclusions under the R&W Insurance Policy.

6.16 Option Release Agreements. No later than five (5) Business Days prior to the Closing, the Company shall use commercially reasonable efforts to obtain from each Employee with Promised Options set forth on Section 4.5(b) of the Company Disclosure Schedule a release agreement in form and substance satisfactory to Parent (an “Option Release Agreement”), releasing the Company and Parent from any liability or obligation with respect to such Employee’s rights to receive such Employee’s Promised Options in exchange for a cash payment (the aggregate amount of all cash payments owed to Employees pursuant to the Option Release Agreements being referred to as the “Aggregate Option Release Amount”). If the Company is unable to obtain an Option Release Agreement from any such Employee within five (5) Business Days prior to the Closing, the Company shall issue such Employee a Company Option for the number of Promised Options prior to the Closing.

6.17 Amendment to the Company Charter. Prior to the Closing, the Company shall amend the Company Charter in the form attached hereto as Exhibit D (the “Charter Amendment”) and file the Charter Amendment with the Secretary of State of the State of Delaware in accordance with the DGCL.

6.18 Audited Financials. During the Interim Period, the Company shall reasonably cooperate, and shall cause the Managed PCs and its and their Representatives to reasonably cooperate with Parent and its Representatives in connection with the preparation, at the sole cost and expense of Parent, of the audited balance sheets and statements of income and cash flows as at and for the fiscal years ended 2022 and 2021 of the WH Entities, including providing Parent and its Representatives (i) reasonable access to the books and records of the WH Entities, and (ii) reasonable access to the Representatives of the WH Entities, and (iii) any required certifications.

6.19 Managed PC Funds. Immediately prior to the Closing, the Company shall cause any amounts owed to or by the Company, on the one hand, from or to any of the Managed PCs, on the other hand (other than pursuant to, or in accordance with, this Agreement or any other Transaction Documents or as set forth on Section 6.19 of the Company Disclosure Schedule), to be canceled, settled or otherwise discharged in a manner which is reasonably acceptable to Parent.

6.20 Company 401(k) Plan. At the written election of Parent (which written election shall be delivered to the Company no later than ten (10) days prior to the Closing Date), the Company shall take or cause to be taken all actions necessary to terminate all Benefit Plans qualified under Section 401(k) of the Code (each, a “Company 401(k) Plan”) effective as of no later than the Business Day immediately prior to the Closing Date; provided, that, such termination may be made contingent upon the occurrence of the Closing. The Company shall provide to Parent prior to the Closing Date written evidence reasonably acceptable to Parent of the adoption by the applicable authorized governing body of the applicable Company 401(k) Plan of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of such resolutions shall be subject to Parent’s prior review and consent).

Article VII
CONDITIONS TO CLOSING

7.1.
Conditions Precedent to Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the Closing and the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the party to whose benefit such condition exists (provided, that Parent shall be entitled to waive solely on behalf of Parent and Merger Sub), in whole or in part, and only to the extent permitted by applicable Law):
(a)
Laws; Actions. There shall not be (i) in effect any Law or Order of a Governmental Authority having competent jurisdiction over the business of the WH Entities prohibiting, enjoining, restricting or making illegal the consummation of the Transactions and/or (ii) any Action by a Governmental Authority seeking to prohibit, enjoin, or restrict the Transactions.
(b)
Approval of the Company Stockholders. The Requisite Stockholder Approval shall have been validly obtained under the DGCL, the Company Charter, the Company Bylaws and the Voting Agreement.

7.2 Conditions Precedent to Obligations of the Parent and Merger Sub. In addition, the obligations of Parent and Merger Sub to consummate the Closing and the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law):

(a)
Representations and Warranties.
(i)
(1) The representations and warranties set forth in Article IV of this Agreement (other than (x) the Company Fundamental Representations, (y) the representations and warranties set forth in Section 4.8(c) and (z) those other representations and warranties that address matters as of a specified date) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made at and as of the Closing Date (disregarding any exception or qualification of such representations and warranties that are qualified by the terms “material”, “in all material respects”, “Company Material Adverse Effect”, or similar words or phrases) and (2) the representations and warranties set forth in Article IV of this Agreement that address matters as of a specified date (other than the Company Fundamental Representations) shall be true and correct in all respects as of such specified date and shall continue as of the Closing Date to be true and correct in all respects as of such specified date (disregarding any exception or qualification of such representations and warranties that are qualified by the terms “material”, “in all material respects”, “Company Material Adverse Effect”, or similar words or phrases), except where the failure of such representations and warranties referenced in the immediately preceding clauses (1) and (2) to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect;
(ii)
The Company Fundamental Representations shall be true and correct in all respects (except for inaccuracies that are de minimis) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties set forth in such Company Fundamental Representations which address matters only as of a specified date, which representations and warranties shall be true and correct in all respects (except for inaccuracies that are de minimis) as of such specified date and shall continue as of the Closing Date to be true and correct as of such specified date in all respects (except for inaccuracies that are de minimis)); and

(iii)
The representations and warranties set forth in Sections 4.8(c) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date.
(b)
Covenants. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)
Officer’s Certificates. Parent shall have received a certificate signed by an authorized executive officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(h) are satisfied.
(d)
Key Employee Employment. (i) Each Key Employee shall, as of the Closing Date, (x) remain in the employ of the Company, in good standing and (y) not have notified the Company or Parent that he or she intends to resign as an Employee and (ii) each Employment Agreement shall not have been revoked or otherwise terminated.
(e)
Paying Agent Agreement. The Equityholders’ Representative and the Paying Agent shall have entered into the Paying Agent Agreement, and the Paying Agent Agreement shall be in full force and effect.
(f)
Certificate. Parent shall have received (i) from the Company, a certificate and a notice, dated as of the Closing Date, that comply with Sections 1445 and 897 of the Code and the Treasury Regulations promulgated thereunder certifying that no interest in the Company is a “U.S. real property interest” within the meaning of and in accordance with Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder, in each case reasonably satisfactory to Parent, and (ii) a Form W-9 or Form W-8, as applicable, properly completed and duly executed by each payee of Closing Indebtedness and Transaction Costs.
(g)
Resignations. Parent shall have received the written resignations of all directors and officers of the Company as may be required by Section 6.9, in each case, effective as of the Closing.
(h)
No Company Material Adverse Effect. Since the date of this Agreement, no Effect or Effects shall have occurred that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.
(i)
R&W Insurance Policy. The R&W Insurance Policy shall have been bound.
(j)
Option Release Agreements. The Company shall have obtained Option Release Agreements, in form and substance satisfactory to Parent, from each Employees who have Promised Options, and shall have delivered copies thereof to Parent, and each such agreement shall be in full force and effect.
(k)
Amendment to Company Charter. The Company shall have filed the Charter Amendment with the Secretary of State of the State of Delaware in accordance with the DGCL and provided evidence of such filing to Parent.

7.3 Conditions Precedent to Obligations of the Company. In addition, the obligations of the Company to consummate the Closing and the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law):

(a)
Representations and Warranties.
(i)
(1) The representations and warranties set forth in Article V of this Agreement (other than (x) Sections 5.1(a), 5.2, 5.6 and 5.8(a) and (y) those other representations and warranties that address matters as of a specified date) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made at and as of the Closing Date (disregarding any exception or qualification of such representations and warranties that are qualified by the terms “material”, “in all material respects”, “Parent Material Adverse Effect” or similar words or phrases), and (2) the representations and warranties set forth in Article V of this Agreement that address matters as of a specified date (other than Sections 5.1(a), 5.2, 5.6 and 5.8(a)) shall be true and correct in all respects as of such specified date and shall continue as of the Closing Date to be true and correct as of such specified date in all respects (disregarding any exception or qualification of such representations and warranties that are qualified by the terms “material”, “in all material respects”, “Parent Material Adverse Effect” or similar words or phrases), except where the failure of such representations and warranties referenced in the immediately preceding clauses (1) and (2) to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and
(ii)
The representations and warranties set forth in Sections 5.1(a), 5.2, 5.6 and 5.8(a) shall be true and correct in all respects (except for inaccuracies that are de minimis) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties set forth in Sections 5.1(a), 5.2, 5.6 and 5.8(a) which address matters only as of a specified date, which representations and warranties shall be true and correct in all respects (except for inaccuracies that are de minimis) as of such specified date and shall continue as of the Closing Date to be true and correct as of such specified date in all material respects (except for inaccuracies that are de minimis)).
(b)
Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)
Officer’s Certificate. The Company shall have received a certificate signed by an authorized executive officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.3(a) and 7.3(b) are satisfied.
(d)
Paying Agent Agreement. Parent and the Paying Agent shall have entered into the Paying Agent Agreement, and the Paying Agent Agreement shall be in full force and effect.

Article VIII
TERMINATION

8.1 Termination of Agreement. Subject to Section 10.1, this Agreement may be terminated at any time prior to the Closing as follows:

(a)
by mutual written consent of the Company and Parent;
(b)
at the election of the Company or Parent on or after June 6, 2023 (the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m. Eastern Time on such date; provided, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.1(b) if it (or in the case of Parent, either of Parent or Merger Sub) is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VII prior to the Outside Date or (B) the failure of the Closing to have occurred prior to the Outside Date;

(c)
by the Company or Parent if there shall be in effect a final, nonappealable Order of a Governmental Authority having competent jurisdiction over the business of the WH Entities prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party seeking to terminate if such party’s (or in the case of Parent, either of Parent’s or Merger Sub’s) failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or prior to the date of such termination;
(d)
by Parent if (i) neither of Parent and Merger Sub are in material breach of any of their respective obligations hereunder that renders or would render any of the conditions set forth in Section 7.1, 7.3(a) or 7.3(b) incapable of being satisfied on the Outside Date and (ii) the Company is in material breach of its respective representations, warranties or obligations hereunder that renders or would render any of the conditions set forth in Section 7.1, 7.2(a) or 7.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Parent to the Company and (y) three (3) Business Days prior to the Outside Date;
(e)
by the Company if (i) the Company is not in material breach of any of its obligations hereunder that renders or would render any of the conditions set forth in Section 7.1, 7.2(a) or 7.2(b) incapable of being satisfied on the Outside Date and (ii) either of Parent or Merger Sub are in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render any of the conditions set forth in Section 7.1, 7.3(a) or 7.3(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by the Company to Parent and (y) three (3) Business Days prior to the Outside Date;
(f)
by the Company if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived in writing (other than those conditions that by their terms are to be satisfied at the Closing but which are, at the time of the notice of termination of this Agreement is delivered to Parent, capable of being satisfied if the Closing were to occur at such time), and (ii) the Company has irrevocably confirmed by written notice to Parent that (A) all conditions set forth in Sections 7.1 and 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing but which are, at the time of the notice of termination of this Agreement is delivered to Parent, capable of being satisfied if the Closing were to occur at such time) or that the Company has irrevocably waived, to the extent permitted by applicable Law, any unsatisfied conditions in Sections 7.1 and 7.3 and (B) the Company is ready, willing and able to consummate the Merger on the date of delivery of such written notice and at all times thereafter and (iii) Parent and Merger Sub fail to consummate the Closing within three (3) Business Days following the later of (x) the date of delivery of such notice of termination and (y) the date the Closing is required to have occurred pursuant to Section 2.2; or
(g)
by Parent, if the condition set forth in Section 7.1(b) shall not have been satisfied within twenty-four (24) hours following the execution and delivery of this Agreement. In the event of termination and abandonment of this Agreement by Parent or the Company, or both, pursuant to this Section 8.1, written notice thereof shall forthwith be given to each of the other parties, and this Agreement shall, subject to Section 8.2, terminate and be null and void, and the Transactions shall be abandoned, without further action by any Person.

8.2 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.1, then each of the parties hereto and each of their respective Affiliates, equityholders, directors, officers, employees and other Representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party from Liability for any willful breach of this Agreement or Fraud by that party (provided, that any Liability for any willful breach of this Agreement by Parent and/or Merger Sub shall not in the aggregate exceed an amount equal to the Estimated Merger Consideration) and (ii) the provisions of this Section 8.2, Sections 3.7(a)(ii) and 3.7(c), Section 6.7 (Publicity; Confidentiality) and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article IX
SURVIVAL

9.1 No Survival. The parties, intending to modify any applicable statute of limitations, acknowledge and agree that the representations, warranties, covenants and agreements of the parties contained in this Agreement or any other agreement or document executed in connection with this Agreement (including any certificate delivered pursuant to Article VII of this Agreement) shall, in each case, terminate effective as of the Effective Time and shall not survive beyond the Effective Time for any purpose and there shall be no liability, whether such liability has accrued prior to or after the Effective Time, on the part of, nor shall any claim be made by, any party, its Affiliates or any of their respective partners, members, equityholders, officers, directors, agents or Representatives in respect thereof, except for (i) those covenants and agreements that by their terms are to be performed in whole or in part after the Effective Time, which shall survive beyond the Effective Time in accordance with their terms and solely with respect to the period following the Effective Time, (ii) this Article IX, (iii) Article X and (iv) liability for Fraud; provided, that (x) the maximum liability of each Company Equityholder with respect to Fraud committed by the Company which does not involve any Fraud committed by such Company Equityholder shall be the portion of the Final Merger Consideration actually received by such Company Equityholder and (y) no Company Equityholder shall be liable for the Fraud of any other Company Equityholder.

Article X
MISCELLANEOUS

10.1 Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company and/or the Equityholders’ Representative, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and/or Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

10.2 Expenses. Except as otherwise provided in this Agreement, each of the Company, the Managed PCs, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation and execution of, or the enforcement of such party’s rights under, this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.3 Entire Agreement; Amendments and Waivers. This Agreement (including the Annexes and Exhibits hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Transaction Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by each of Parent, the Company (solely prior to Closing) and the Equityholders’ Representative (solely at and after the Closing). Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery and the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.6 below shall be effective service of process for any suit, action or proceeding brought in any such court.

10.5 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A

COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with non-automated written confirmation of receipt) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision); provided that with respect to notices delivered to the Equityholders’ Representative, such notices must be delivered solely by email:

(a)
If to the Company prior to the Closing, to:

Weekend Health, Inc.
870 York St.
San Francisco, California 94110
E-mail: [ ]
Attention: Remi Cossart, President

with a copy (which shall not constitute actual or constructive notice) to:

Goodwin Procter LLP
601 Marshall St.
Redwood City, California 94063
E-mail: [ ]
Attention: Craig Schmitz; Alessandra Simons; Barzin Pakandam

(b)
If to either of Parent or Merger Sub or, after the Closing, the Company, to:

c/o WW International, Inc.

675 Avenue of the Americas

6th Floor
New York, New York
E-mail: [ ]
Attention: Michael F. Colosi, General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

E-mail: [ ]

Attention: Kenneth B. Wallach

Anthony F. Vernace

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

E-mail: [ ]

Attention: Naveed Anwar

(c)
If to the Equityholders’ Representative, to:

Fortis Advisors LLC
Attention: Notices Department (Project Saturday)
E-Mail: [ ]

Facsimile No.: (858) 408-1843

with a copy (which shall not constitute actual or constructive notice) to:

Goodwin Procter LLP
601 Marshall St.
Redwood City, California 94063
E-mail: [ ]
Attention: Craig Schmitz; Alessandra Simons; Barzin Pakandam

10.7 Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Section 8.2 and Article X, including the remedies (and limitations thereon) be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability hereunder.

10.8 Binding Effect; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except that (i) Section 6.6(b) shall be for the benefit of, and enforceable by, each of the D&O Indemnitees, (ii) Section 10.10 shall be for the benefit of, and enforceable by, each of the Nonparty Affiliates and (iii) Section 10.11 shall be for the benefit of, and enforceable by, each of the Released Parties.

(b) No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by (i) the Company without the prior written consent of Parent, or (ii) any of Parent or Merger Sub, without the prior written consent of either the Company (solely prior to the Closing) or the Equityholders’ Representative (solely at and after the Closing), respectively. Any attempted assignment without obtaining such required consent shall be null and void. Notwithstanding the foregoing, Parent and Merger Sub may, without obtaining any Person’s prior written consent, (A) assign this Agreement (in whole but not in part) to one or more Affiliates of Parent (provided, however, that no such assignment shall relieve Parent or Merger Sub of their respective obligations under this Agreement), (B) collaterally assign their rights hereunder to any lender or debt financing source of Parent or any of its Affiliates and/or (C) assign this Agreement (in whole but not in part) to any other Person, solely after the Closing, in connection with an internal restructuring, joint venture, sale or divestiture of all or a portion of the direct or indirect equity interests of assets of Parent, the Company or any of their respective Affiliates (whether by joint venture, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets, stock purchase, merger, division, amalgamation, plan of arrangement, business combination or otherwise) or any other action or combination of actions.

10.9 Equityholders’ Representative Confidentiality. From and after the Closing, the Equityholders’ Representative shall, and shall cause its Affiliates and Representatives to, keep all (i) documents, materials, records and other information regarding Parent, Merger Sub or any of their respective Affiliates (including the WH Entities), (ii) all trade secrets and all other information, knowledge, ideas or data relating to Parent, Merger Sub or any of their respective Affiliates (including the WH Entities), including, but not limited to, any client, customer, vendor or partnership lists, customer data or information, prospective customer names, business strategies, models and techniques, management and marketing plans, financial statements, financial information and projections, know-how, pricing policies, pricing information and pricing methodologies, operational methods, methods of doing business, compensation, technical processes, formulae and algorithms, research and development, designs and design projects, inventions, hardware, software programs, files, software, code, reports, documents, manuals, forms, business plans and projects or prospective projects pertaining to Parent, Merger Sub or any of their respective Affiliates, (iii) Company Confidential Information, (iv) any information accessed by Equityholders’ Representative in connection with performing its obligations or exercising its rights under this Agreement and (v) any information of others that any WH Entity has agreed to keep confidential that it has or has obtained prior to or after the Closing (clauses (i) through (iv) collectively, “Section 10.9 Confidential Information”) strictly confidential and not disclose such information without the express prior written consent of Parent and not use any Section 10.9 Confidential Information in any manner whatsoever other than to perform its obligations described herein and enforce its rights herein; provided, however, that “Section 10.9 Confidential Information” shall not include any information that (A) is or becomes publicly available (other than as a result of a disclosure by Equityholders’ Representative, its Affiliates or its Representatives in violation of this Section 10.9), or (B) is or becomes available to the Equityholders’ Representative from a source that, to its knowledge, is not prohibited from disclosing such information to it by a legal, contractual, fiduciary, professional or other obligation; provided, further, that if and only to the extent, upon the advice of its outside counsel, disclosure is required by applicable Law, the Equityholders’ Representative may disclose Section 10.9 Confidential Information to the extent so required by applicable Law, so long as the Equityholders’ Representative uses commercially reasonable efforts consistent with applicable Law to consult with Parent in advance of such disclosure with respect to the text thereof, only discloses the minimum amount required by Law to be so disclosed, and requests “confidential treatment” or similar treatment thereof, and if such disclosure involves the disclosure of this Agreement or the other Transaction Documents, redacts such terms of this Agreement or the other Transaction Documents as Parent may reasonably request.

10.10 Non-Recourse. Except to the extent otherwise set forth in the other Transaction Documents, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Company Stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the other Transaction Documents), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the other Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

10.11 Released Claims.

(a) Effective as of the Closing, each Company Equityholder (by virtue of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger), on behalf of itself, its successors, assigns, next of kin (if a natural person), agents and Affiliates, hereby fully and unconditionally releases, acquits and forever discharges each WH Entity, and each of its past, present and future successors, predecessors, assigns, next of kin (if a natural person), administrators, executors, employees, agents, partners, members, Subsidiaries, stockholders, parent companies, controlling Persons, other Affiliates (corporate or otherwise), legal representatives and other Representatives, including its past, present and future officers and directors, solely in their capacities as such, and any past, present and future successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, stockholders, parent companies, controlling Persons, other Affiliates (corporate or otherwise), legal representatives and other Representatives, including past, present and future officers and directors of any of the foregoing (together, the “Released Parties”), from any and all manner of actions, causes of actions, rights to any equitable remedy for subordination, claims, debts, obligations, demands, liabilities, damages, costs, losses, expenses (including reasonable attorneys’ and other professional fees and expenses), compensation or other relief or other Losses, whether known or unknown, matured or unmatured, contingent or otherwise, whether in law or equity, arising out of, relating to, accruing from or in connection with, (i) such Company Equityholder’s ownership of shares of Company Capital Stock, Company Options and/or other direct or indirect ownership or equity interests in the Company, including any claims under the Company Stock Option Plan or other governing documents of the Company, (ii) any provision of this Agreement or the Transactions (other than with respect to such Released Party’s respective rights and obligations under this Agreement and the Transaction Documents), (iii) the failure of any drag-along right exercised, or drag-along notice delivered, pursuant to the Voting Agreement to each Company Stockholder that is a party to the Voting Agreement and/or any challenges as to the validity of such right or notice that each such Company Stockholder has or has had against any Released Party or (iv) any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment (clauses (i) through (iv), collectively, “Released Claims”). The release in this Section 10.11 is for the benefit of the Released Parties and shall be enforceable by any of them directly against each such Company Equityholder. With respect to such Released Claims, each Company Equityholder hereby expressly waives any and all rights conferred upon him, her or it by any law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the Released Party. Notwithstanding the foregoing, this release shall not be applicable to, and shall not affect, (i) any rights of each Company Equityholder arising out of, relating to or in connection with any obligation of Parent or the Company to any Company Equityholder arising pursuant to any provision of this Agreement or the Transaction Documents to which it is a party or for which it is a third-party beneficiary, or (ii) any rights of each Company Equityholder with respect to any other indemnification in favor of, or limitation of liability of, or reimbursement of expenses of, a D&O Indemnitee pursuant to the certificate of incorporation and bylaws of the Company or any written indemnification agreements, including without limitation, Section 6.6(b) of this Agreement.

It is the intention of the parties that this Section 10.11, at the Closing, be effective as a full and final accord and satisfaction, and release of the Released Claims. Accordingly, in furtherance of this intention, to the extent applicable, each Company Equityholder expressly waives any and all rights under Section 1542 of the Civil Code of the State of California (or any similar law, provision or statute of any other jurisdiction or authority) which states in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(b) Effective upon the Closing, each of Parent and the Company, on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (collectively, the “Releasors”) hereby irrevocably and unconditionally releases, waives, acquits and forever discharges each Company Equityholder (and each such Company Equityholder’s partners, directors, officers, managers, employees or representatives a “Released Party”) of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Company Equityholder’s ownership of the shares of Company Capital Stock or Company Options or any such Released Party’s service as a manager or officer of the Company in each case of the foregoing relating to any matter, occurrence, action or activity on or prior to the Closing, except for (i) any of the foregoing set forth in, pursuant to, or arising out of this Agreement, the other Transaction Documents or the Transactions or any other agreement or document entered into or delivered in connection with the Transactions, (ii) with respect to any matter solely between Parent and its Subsidiaries (including the Company) and any of the continuing Employees or Representatives with respect to matters arising in connection with the employment, management or operation of the business of the WH Entities, (iii) with respect to any matter arising in the ordinary course of business between a Releasor and a Released Party that is unrelated to any of the Transactions or (iv) Fraud; provided, that (x) the maximum liability of each Company Equityholder with respect to Fraud committed by the Company which does not involve any Fraud committed by such Company Equityholder shall be the portion of the Final Merger Consideration actually received by such Company Equityholder and (y) no Company Equityholder shall be liable for the Fraud of any other Company Equityholder.

10.12 Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will use commercially reasonable efforts to execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

10.13 Counterparts; Delivery by E-mail.

(a) This Agreement, and any amendment, restatement, supplement or other modification hereto or waiver hereunder (i) may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement and (ii) to the extent signed and delivered by means of electronic signature (including by means of e-mail in .pdf format), shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

(b) At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them to all other parties. No party hereto or to any such agreement shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.

10.14 Waiver of Conflicts; Privileged Information.

(a) Each party acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company and the Company Equityholders are clients of Goodwin Procter LLP (“Firm”). After the Closing, it is possible that Firm will represent the Company Equityholders and/or the Equityholders’ Representative (individually and collectively, the “Seller Group”) solely in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt, with respect to any claim for indemnification against the Company. Parent, the Surviving Corporation and the Company hereby agree that Firm (or any successor) may represent the Seller Group in the future solely in connection with issues that may arise under this Agreement and any claims that may be made thereunder pursuant to this Agreement, including a dispute that arises after the Closing between Parent (and/or the Company) and the Equityholders’ Representative, even though the interests of the Equityholders’ Representative may be directly adverse to Parent or the Company, and even though Firm may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company. Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any representative or Affiliate of the Seller Group, solely in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

(b) Each of Parent and the Company hereby acknowledges, on behalf of itself and its Affiliates, that any attorney-client privilege, attorney work-product protection and expectation of client confidence attaching as a result of the Firm’s representation of the Company solely in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection shall, after the Effective Time, belong to and be controlled solely by the Equityholders’ Representative, on behalf of the Company Equityholders, and may only be waived by the Equityholders’ Representative, on behalf of the Company Equityholders. Following the Effective Time, Parent and the

Company agree that they will not request from the Firm, the Equityholders’ Representative or the Company Equityholders any of the privileged communications between the Firm, on the one hand, and Company, on the other hand, solely relating to the transactions contemplated by this Agreement (the “Communications”); provided, however, that (i) nothing contained herein shall prevent Parent from requesting any Communications in connection with document production requests or discovery in any proceeding so long as such Communications would not be subject to an attorney-client privilege if they were being requested in a proceeding by an unrelated third party and such Communications are produced or required to be produced in response to such document production requests or discovery and (ii) the event that a dispute arises between Parent or any of its Affiliates and a third party (other than a party to this Agreement or any of such party’s Affiliates) at any time subsequent to Closing, Parent or any of its Affiliates shall have the right to assert any attorney-client privilege with respect to any Communications to prevent disclosure of such Communications to such third party (provided, that, Parent, on behalf of itself and its Affiliates shall be entitled to waive such privilege only with the prior written consent of the Equityholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed)). Notwithstanding the foregoing, any communications that occur prior to the Closing between or among the Firm, on the one hand, and the Company and/or Company Equityholder, on the other hand, regarding, relating to, in furtherance of, or that constitute Fraud shall not be deemed Communications.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPANY:

WEEKEND HEALTH, INC.

By:	/s/ Remi Cossart
Name:	Remi Cossart
Title:	Chief Executive Officer

PARENT:

WW INTERNATIONAL, INC.

By:	/s/ Sima Sistani
Name:	Sima Sistani
Title:	Chief Executive Officer

MERGER SUB:

WELL HOLDINGS, INC.

By:	/s/ Michael Colosi
Name:	Michael Colosi
Title:	President

EQUITYHOLDERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC, solely in its capacity as agent and attorney-in-fact for the Company Equityholders

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

Exhibit A

Illustrative Example Calculations of Company Capital Stock Merger Consideration

Exhibit B

Net Working Capital

Exhibit C

Form of Company Optionholder Participation Agreement

Exhibit D

Amendment to Company Charter